                                                                    EXHIBIT 10.1





                                 LOAN AGREEMENT





                            REVOLVING LINE OF CREDIT
                             OF UP TO $5,000,000.00
                                      AND
                                   TERM LOAN
                                OF $6,000,000.00



                                      FROM


                             BANK ONE, TEXAS, N.A.


                                       TO


                         NDE ENVIRONMENTAL CORPORATION
                           TANKNOLOGY/NDE CORPORATION
                            USTMAN INDUSTRIES, INC.
                                  PROECO, INC.
                                      and
                         TANKNOLOGY CANADA (1988) INC.

                                October 25, 1996

                               TABLE OF CONTENTS

ARTICLE I.    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II.   THE LOAN  . . . . . . . . . . . . . . . . . . . . . . . . . .   16
       2.01   Revolving Loan. . . . . . . . . . . . . . . . . . . . . . . .   16
       2.02   Advances and Payments Under the Revolving Note  . . . . . . .   17
       2.03   Term Loan   . . . . . . . . . . . . . . . . . . . . . . . . .   17
       2.04   The Term Note   . . . . . . . . . . . . . . . . . . . . . . .   17
       2.05   Payments of Term Loan Principal   . . . . . . . . . . . . . .   17
       2.06   Borrowing Base Determination  . . . . . . . . . . . . . . . .   17
       2.07   Provisions Relating to Interest   . . . . . . . . . . . . . .   18
       2.08   Mandatory Prepayment of the Revolving Note or the Term
              Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       2.09   Voluntary Prepayment of the Note  . . . . . . . . . . . . . .   20
       2.10   Advances to Satisfy Obligations of the Borrower   . . . . . .   20
       2.11   Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . .   21
       2.13   Facility Fee  . . . . . . . . . . . . . . . . . . . . . . . .   21
       2.14   Letters of Credit   . . . . . . . . . . . . . . . . . . . . .   21
       2.15   Repayment of Letters of Credit  . . . . . . . . . . . . . . .   22
       2.16   Letter of Credit Fee  . . . . . . . . . . . . . . . . . . . .   22

ARTICLE III.  CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   22
       3.01   Receipt of Notes, Agreement and Certificate of Compliance   .   22
       3.02   Receipt of Articles of Incorporation and Bylaws   . . . . . .   23
       3.03   Receipt of Certified Copy of Corporate Proceedings and
              Certificate of Incumbency   . . . . . . . . . . . . . . . . .   23
       3.04   Receipt of Opinions of Counsel  . . . . . . . . . . . . . . .   23
       3.05   Accuracy of Representations and Warranties and No Event of
              Default   . . . . . . . . . . . . . . . . . . . . . . . . . .   23
       3.06   Legal Matters Satisfactory to Special Counsel to the Bank   .   24
       3.07   No Material Adverse Change  . . . . . . . . . . . . . . . . .   24
       3.08   Receipt of Certificates of Authority and Certificates of
              Good Standing   . . . . . . . . . . . . . . . . . . . . . . .   24
       3.09   Receipt of Borrowing Base Certificate   . . . . . . . . . . .   24
       3.10   Collateral Documents  . . . . . . . . . . . . . . . . . . . .   24
       3.11   UCC Search  . . . . . . . . . . . . . . . . . . . . . . . . .   24
       3.12   Bank Fees   . . . . . . . . . . . . . . . . . . . . . . . . .   24
       3.13   Legal Fees  . . . . . . . . . . . . . . . . . . . . . . . . .   25
       3.14   Contribution of Subordinated Indebtedness   . . . . . . . . .   25
       3.15   Cash Liquidity  . . . . . . . . . . . . . . . . . . . . . . .   25

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . .   25
       4.01   Existence and Good Standing   . . . . . . . . . . . . . . . .   25
       4.02   Due Authorization   . . . . . . . . . . . . . . . . . . . . .   26
       4.03   Valid and Binding Obligations   . . . . . . . . . . . . . . .   26
       4.04   Scope and Accuracy of Financial Statements  . . . . . . . . .   27
       4.05   Authorizations and Consents   . . . . . . . . . . . . . . . .   27
       4.06   Environmental Laws  . . . . . . . . . . . . . . . . . . . . .   27
       4.07   Compliance with Laws, Rules, Regulations and Orders   . . . .   28
       4.08   Liabilities, Litigation and Restrictions  . . . . . . . . . .   29
       4.09   Existing Indebtedness   . . . . . . . . . . . . . . . . . . .   29
       4.10   Material Commitments  . . . . . . . . . . . . . . . . . . . .   29
       4.11   Margin Stock  . . . . . . . . . . . . . . . . . . . . . . . .   30
       4.12   Proper Filing of Tax Returns and Payment of Taxes Due   . . .   30
       4.13   ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
       4.14   Investment Company Act Compliance   . . . . . . . . . . . . .   31
       4.15   Public Utility Holding Company Act Compliance   . . . . . . .   31
       4.16   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . .   31
       4.17   Material Misstatements and Omissions  . . . . . . . . . . . .   31
       5.01   Use of Funds  . . . . . . . . . . . . . . . . . . . . . . . .   32
       5.02   Maintenance and Access to Records   . . . . . . . . . . . . .   32
       5.03   Quarterly Unaudited Financial Statements  . . . . . . . . . .   32
       5.04   Annual Audited Financial Statements   . . . . . . . . . . . .   32
       5.05   Compliance Certificate  . . . . . . . . . . . . . . . . . . .   32
       5.06   Monthly Reports   . . . . . . . . . . . . . . . . . . . . . .   33
       5.07   Statement of Material Adverse Change in Condition and
              Notice of Events of Default   . . . . . . . . . . . . . . . .   33
       5.08   Additional Information  . . . . . . . . . . . . . . . . . . .   33
       5.09   Compliance with Laws and Payment of Assessments and
              Charges   . . . . . . . . . . . . . . . . . . . . . . . . . .   33
       5.10   Maintenance of Corporate Existence and Good Standing  . . . .   34
       5.11   Further Assurances  . . . . . . . . . . . . . . . . . . . . .   34
       5.12   Initial Expenses of the Bank  . . . . . . . . . . . . . . . .   34
       5.13   Subsequent Expenses of the Bank   . . . . . . . . . . . . . .   34
       5.14   Maintenance of Tangible Property  . . . . . . . . . . . . . .   35
       5.15   Maintenance of Insurance  . . . . . . . . . . . . . . . . . .   35
       5.16   Inspection of Tangible Assets/Right of Audit  . . . . . . . .   36
       5.17   Payment of Revolving Note and Term Note and Performance of
              Obligations   . . . . . . . . . . . . . . . . . . . . . . . .   36
       5.18   Subordinated Indebtedness Reduction Certificate   . . . . . .   36
       5.19   Adjusted Liabilities to Adjusted Net Worth  . . . . . . . . .   36

       5.20   Net Worth Requirement   . . . . . . . . . . . . . . . . . . .   36
       5.21   Debt Service Coverage Ratio   . . . . . . . . . . . . . . . .   36
       5.22   General and Administrative Expenses   . . . . . . . . . . . .   36
       5.23   Borrowing Base  . . . . . . . . . . . . . . . . . . . . . . .   37
       5.24   Compliance with Environmental Laws  . . . . . . . . . . . . .   37
       5.25   Hazardous Substances Indemnification  . . . . . . . . . . . .   37
       5.26   Transactions with Affiliates  . . . . . . . . . . . . . . . .   38
       5.27   Payment of Taxes, Etc   . . . . . . . . . . . . . . . . . . .   38
       5.28   Notice of Litigation  . . . . . . . . . . . . . . . . . . . .   39
       5.29   Notices Regarding Account Debtors   . . . . . . . . . . . . .   39
       5.30   Notice of Change of Principal Offices   . . . . . . . . . . .   39
       5.31   Employee Benefit Plans  . . . . . . . . . . . . . . . . . . .   39
       5.32   Landlord Waivers  . . . . . . . . . . . . . . . . . . . . . .   40
       5.33   Annual Collateral Review  . . . . . . . . . . . . . . . . . .   40

ARTICLE VI.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . .   40
       6.01   Other Indebtedness  . . . . . . . . . . . . . . . . . . . . .   40
       6.02   Mortgages or Pledges of Assets  . . . . . . . . . . . . . . .   41
       6.03   Sales of Assets   . . . . . . . . . . . . . . . . . . . . . .   41
       6.04   Nature of Business  . . . . . . . . . . . . . . . . . . . . .   41
       6.05   Payment of Accounts Payable   . . . . . . . . . . . . . . . .   41
       6.06   Cancellation of Insurance   . . . . . . . . . . . . . . . . .   42
       6.07   Investments   . . . . . . . . . . . . . . . . . . . . . . . .   42
       6.08   Changes in Structure or Business  . . . . . . . . . . . . . .   42
       6.09   Changes in Management   . . . . . . . . . . . . . . . . . . .   42
       6.10   Limitation on Leases  . . . . . . . . . . . . . . . . . . . .   42
       6.11   Restricted Payments   . . . . . . . . . . . . . . . . . . . .   42
       6.12   Margin Stock  . . . . . . . . . . . . . . . . . . . . . . . .   43
       6.13   Payment of Subordinated Indebtedness  . . . . . . . . . . . .   43
       6.14   Capital Expenditures Limitation   . . . . . . . . . . . . . .   43

ARTICLE VII.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . .   43
       7.01   Enumeration of Events of Default  . . . . . . . . . . . . . .   43
       7.02   Rights Upon Unmatured Event of Default  . . . . . . . . . . .   45
       7.03   Rights Upon Default   . . . . . . . . . . . . . . . . . . . .   46
       7.04   Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . .   46
       7.05   Right of Set-off  . . . . . . . . . . . . . . . . . . . . . .   47

ARTICLE VIII.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . .   49
       8.01   Security Interests in Deposits and Right of Offset or the
              Banker's Lien   . . . . . . . . . . . . . . . . . . . . . . .   49
       8.02   Survival of Representations, Warranties and Covenants   . . .   49
       8.03   Waiver of Rights  . . . . . . . . . . . . . . . . . . . . . .   49
       8.04   Notices and Other Communications  . . . . . . . . . . . . . .   50
       8.05   Parties in Interest   . . . . . . . . . . . . . . . . . . . .   50
       8.06   Renewals and Extensions   . . . . . . . . . . . . . . . . . .   50
       8.07   No Waiver by the Bank   . . . . . . . . . . . . . . . . . . .   52
       8.08   INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . .   52
       8.09   Governing Law   . . . . . . . . . . . . . . . . . . . . . . .   52
       8.10   Incorporation of Exhibits and Schedules   . . . . . . . . . .   53
       8.11   Survival Upon Unenforceability  . . . . . . . . . . . . . . .   53
       8.12   Rights of Third Parties   . . . . . . . . . . . . . . . . . .   53
       8.13   Amendments or Modifications   . . . . . . . . . . . . . . . .   53
       8.14   Agreement Construed as an Entirety  . . . . . . . . . . . . .   53
       8.15   Number and Gender   . . . . . . . . . . . . . . . . . . . . .   53
       8.16   Agreement Supersedes All Prior Agreements   . . . . . . . . .   54
       8.17   Controlling Provision Upon Conflict   . . . . . . . . . . . .   54

       8.18   Time, Place and Method of Payments  . . . . . . . . . . . . .   54
       8.19   Non-Application of Chapter 15 of Texas Credit Code  . . . . .   54
       8.20   Counterpart Execution   . . . . . . . . . . . . . . . . . . .   54

EXHIBITS
--------

EXHIBIT "A-1"        Revolving Note
EXHIBIT "A-2"        Term Note
EXHIBIT "B"          Compliance Certificate
EXHIBIT "C"          Borrowing Base Certificate
EXHIBIT "D-1"        Substance of Opinion of Counsel
                     Baker & Botts, L.L.P.
EXHIBIT "D-2"        Substance of Opinion of Counsel
                     Banc One Capital Corporation Legal Department
EXHIBIT "E"          Monthly Report
EXHIBIT "F"          Form of Landlord's Waiver


SCHEDULES
---------

Schedule 1.01(a)     Collateral
Schedule 1.01(b)     Existing Permitted Liens
Schedule 3.10        Collateral Documents
Schedule 3.11        UCC Search Jurisdictions
Schedule 4.01 Information Regarding Jurisdictions in which each Borrower and its Subsidiaries are Incorporated and in which Each Does Business and is Qualified as a Foreign Corporation
Schedule 4.09        Existing Indebtedness
Schedule 4.10        Material Commitments
Schedule 4.16        Insurance Certificate
Schedule 5.01        Use of Funds
Schedule 5.26        Transactions with Affiliates
Schedule 6.07        Investments
Schedule 6.11        Restricted Payments

                                 LOAN AGREEMENT


       THIS LOAN AGREEMENT, dated as of the 25th day of October, 1996, made and entered into by and among NDE ENVIRONMENTAL CORPORATION ("NDE"), a Delaware corporation, TANKNOLOGY/NDE CORPORATION ("T/NDE"), a Delaware corporation, USTMAN INDUSTRIES, INC. ("USTMAN"), a Delaware corporation, PROECO, INC. ("PROECO"), a Delaware corporation, and TANKNOLOGY CANADA (1988) INC. ("TANKNOLOGY CANADA"), a Canadian federal corporation (collectively, "Borrower") and BANK ONE, TEXAS, N.A., a national banking association (the "Bank"), evidences the arrangements concerning certain loans to the Borrower by the Bank.

                              W I T N E S S E T H

              WHEREAS, the Borrower desires to obtain a loan from the Bank in order to: (i) enable NDE to acquire T/NDE, USTMAN, and TANKNOLOGY CANADA from Tanknology Environmental Inc., (ii) satisfy ongoing working capital and general corporate requirements of Borrower, including the issuance of letters of credit, (iii) pay down certain existing outstanding indebtedness of the Borrower, and (iv) pay certain fees and expenses related to the acquisition and this financing; and

              WHEREAS, the Bank is willing to loan such funds to the Borrower in accordance with the terms of this Agreement;

              NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Bank and the Borrower agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

              As used in this Agreement, the following terms shall have the meanings indicated:

              "Accounts," "Chattel Paper," "Contracts," "Documents," "Equipment," "Fixtures," "General Intangibles," "Goods," "Instruments," and "Inventory" shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect in the State of Texas.

              "Adjusted EBITDA" means EBITDA less (i) cash taxes and (ii) the lesser of (x) $750,000 or (y) actual Capital Expenditures.

              "Adjusted Liabilities" means Total Liabilities less Subordinated Indebtedness.

              "Adjusted Net Worth" means Consolidated Net Worth plus Subordinated Indebtedness.

              "Affiliate" means, as applied to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by", and "under common control with"), as applied to any Person, means either: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the legal or beneficial ownership of or voting rights with respect to twenty percent (20%) or more of the equity interest in such Person.

              "Agreement" means this Loan Agreement, as the same may be amended or supplemented from time to time.

              "BANK ONE Base Rate" means, at any time, the rate of interest per annum then most recently established and published by the Bank as its BANK ONE Base Rate, which is eight and one-half percent (8.25%) as of the date of this Agreement.

              "Borrowing Base" means, at any time, the lesser of: (a) $5,000,000.00; or (b) the amount accurately computed on the Borrowing Base Certificate most recently delivered to, and accepted by, the Bank in accordance with Section 2.06 and other relevant provisions of this Agreement, and equal to seventy-five per cent (75%) of Eligible Accounts of the Borrower.

              "Borrowing Base Certificate" means a fully completed certificate in the form of Exhibit "C" to this Agreement, certified by the Chairman of the Board, President or Chief Financial Officer of the Borrower to be correct and delivered to, and accepted by, the Bank pursuant to Section 2.06.

              "Business Day" means a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas.

              "Capital Expenditures" means expenditures for business assets used by Borrower with a useful life in excess of one (1) year, the acquisition cost of which, in accordance with GAAP, is depreciated over the useful life of such asset.

              "Closing" means the date of the Initial Advance made by the Bank pursuant to Section 2.01 or 2.03.

              "Collateral" means all material assets of Borrower, including, but not limited to, those described on Schedule 1.01(a) attached hereto and the Pledged Stock.

              "Collateral Documents" means: (a) the instruments described or referred to in Section 3.10 of this Agreement, and (b) any and all other instruments or documents hereafter executed in connection with or as security for the payment of the Revolving Note or the Term Note.

              "Compliance Certificate" means the certificate of the Chairman of the Board, the President or the Chief Financial Officer of the Borrower, submitted to the Bank from time to time pursuant to this Agreement and attesting to the financial covenants and stating, to such officer's knowledge, whether or not an Event of Default or an Unmatured Event of Default has occurred and is continuing and, if such an event has occurred, the actions being taken by the Borrower, to remedy such situation and that GAAP has been used in the preparation of the Financial Statements, which certificate shall be in the form attached hereto as Exhibit "B."

              "Consolidated Liabilities" means all Indebtedness that, in accordance with GAAP, should be classified as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries.

              "Consolidated Net Worth" shall mean, at a particular date, the sum of preferred stock (if any), par value of common stock, capital in excess of par value of common stock, and retained earnings less treasury stock (if any) determined on a consolidated basis and in accordance with GAAP.

              "Current Assets" and "Current Liabilities" means at any time, all assets or liabilities, respectively, that should in accordance with GAAP, be classified as current assets or current liabilities, respectively, on a balance sheet of the Borrower.

              "Debt Service Coverage Ratio" means the ratio of Adjusted EBITDA to the sum of: (i) all interest (including interest on Subordinated Indebtedness); (ii) preferred dividends; (iii) actual scheduled principal amortization of the Term Loan for the upcoming twelve-month period; AND (iv) actual scheduled principal amortization of the Subordinated Indebtedness for the upcoming twelve-month period.

              "Default Rate" means a per annum interest rate equal to the Floating Rate in effect from time to time, plus three percent (3%).

              "Deposit" means a demand, time, savings, passbook or like account, or a certificate of deposit maintained with a bank, savings and loan association, credit union or like organization.

              "EBITDA" means after-tax profit plus interest expense, taxes, depreciation and amortization.

              "Eligible Account" means, at any time, an Account that conforms and continues to conform to the following conditions:

       (A) The Account arose from a bona fide outright sale of Goods by the Borrower or from bona fide services performed by the Borrower, and such Goods have been shipped to the appropriate account debtors or their designees (or the sale has otherwise been consummated), or the services have been performed for the appropriate account debtors;

       (B) The Account is based upon an enforceable order or contract, written or oral, for Goods shipped or held or for services performed, and the same were shipped, held, or performed in accordance with such order or contract;

       (C) The title of the Borrower to the Account and, except as to the account debtor, to any Goods is absolute and is not subject to any prior assignment, claim, lien, or security interest, except Permitted Liens;

       (D) The amount shown on the books of the Borrower and on any invoice or statement delivered to the Bank is owing to the Borrower, less any partial payment that has been made thereon by anyone;

       (E) The Account shall be eligible only to the extent that it is not subject to any claim of reduction, counterclaim, set-off, recoupment, or any claim for credits, allowances, or adjustments by the account debtor because of returned, inferior, or damaged Goods or unsatisfactory services, or for any other reason;

       (F) The account debtor has not returned or refused to retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the Goods or services from the sale of which the Account arose;

       (G) The Account is due and payable not more than thirty (30) days from the date of the invoice therefor;

       (H) The Account is not more than ninety (90) days past due nor outstanding more than one hundred twenty (120) days from the date of the invoice therefor;

       (I) The Account does not arise out of a contract with, or order from, an account debtor that, by its terms, forbids or makes void or unenforceable the assignment by the Borrower to the Bank of the Account arising with respect thereto;

       (J) The Borrower has not received any note, trade acceptance, draft, or other Instrument with respect to, or in payment of, the Account, nor any Chattel Paper with respect to the Goods giving rise to the Account, unless, if any such Instrument or Chattel Paper has been received, the Borrower promptly notifies the Bank and, at the latter's request, endorses or assigns and delivers the same to the Bank;

       (K) The Borrower has not received any notice of the death of the account debtor or a partner thereof; nor of the dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, the account debtor;

       (L) The account debtor is not a Subsidiary or other Affiliate of the Borrower;

       (M) The account debtor is not a Person whose principal place of business is outside of the United States of America, its territories and possessions;

       (N) No more than 15% of account debtor's aggregate account total fails to satisfy clause (H) of this definition;

       (O) The Account shall be eligible only to the extent that it does not constitute more than twenty-five percent (25%) of the aggregate total of Accounts otherwise deemed Eligible Accounts hereunder; and

       (P) The Bank has not deemed such account ineligible (i) because of a reasonable uncertainty about the creditworthiness of the account debtor; or (ii) because the Bank otherwise reasonably considers the collateral value thereof to the Bank to be impaired or its ability to realize such value to be insecure.

              In the event of any dispute, under the foregoing criteria, about whether an Account is or has ceased to be an Eligible Account, the decision of the Bank shall control.

              "Environmental Laws" means (a) the following federal laws as they may be cited, referenced and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control

Act, and the Oil Pollution Act of 1990; (b) any and all environmental statutes of any state in which property of the Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and
(d) any other federal, state or local statute relating to regulation of the environment or any requirement, rule, regulation, code, ordinance or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling or release of Hazardous Substances.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

              "ERISA Affiliate" means any trade or business (whether or not incorporated) which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.

              "Event of Default" means any of the events specified in Section
7.01 of this Agreement.

              "Excess Sales Proceeds" shall have the meaning attributed to that term in Section 2.08(B).

              "Existing Indebtedness" means all Indebtedness of the Borrower and any Subsidiary existing as of the Closing, such Indebtedness being described in Schedule 4.09.

              "Financial Statements" means the statements of the financial condition of the indicated Person, on a consolidated basis, as at the point in time and for the period indicated and consisting of at least a balance sheet, income statement and statement of cash flows, and, when the foregoing are audited, accompanied by the certification of such Person's independent certified public accountants and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP applied on a basis consistent with that of the preceding year.

              "Floating Rate" means a per annum interest rate equal to the Revolving Note Rate with respect to the Indebtedness evidenced by the Revolving Note, and equal to the Term Note Rate with respect to the Indebtedness evidenced by the Term Note.

              "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

              "Good Title" means good and indefeasible ownership, properly evidenced by appropriate public records or certificates of title with respect to property to which such public records or certificates of title are applicable, free and clear of all mortgages, liens and encumbrances, except for Permitted Liens.

              "Hazardous Substances" means flammables, explosives, radioactive materials, hazardous wastes, asbestos or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum and petroleum products and associated oil or natural gas exploration, production and development wastes or any substances defined as "hazardous substances", "hazardous materials", "hazardous wastes" or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Environmental Laws now or hereafter enacted or promulgated by any regulatory authority or governmental body, but only to the extent any such law is or becomes applicable to the Borrower or any of its property.

              "Letter of Credit" means a standby letter of credit issued for the account of the Borrower on terms and conditions customarily established by the Bank, in its discretion, from time to time.

              "Indebtedness" means, as to any Person, (a) all items of indebtedness or liability (other than capital, surplus, deferred credits and reserves, as such) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, (b) indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance existing on or encumbering property owned by the Person whose Indebtedness is being determined, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse, agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, purchase of securities or capital contribution, through a commitment to pay for property or services regardless of the nondelivery of such property or the nonfurnishing of such services or otherwise), or in respect of which such Person has otherwise become directly or indirectly liable, contingently or otherwise, whether now existing or hereafter arising, and (d) all leases that, in accordance with GAAP, should not be reflected on the Borrower's balance sheet.

              "Initial Advance" means the first advance hereunder.

              "Interest Expense" means, for any period, total cash interest expense of the Borrower for such period in connection with the Borrower's Indebtedness.

              "Investment" in any Person means any stock, bond, note or other evidence of Indebtedness or any other security (other than current trade and customer accounts) of, or loan to, such Person.

              "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

              "Liabilities" means all Indebtedness that, in accordance with GAAP, should be classified as liabilities on a balance sheet of the Borrower.

              "Limitation Period" means any period while any amount remains owing on the Revolving Note or the Term Note when interest on such amount, calculated at the applicable rate prescribed in such Revolving Note or Term Note, plus any fees payable hereunder and deemed to be interest under applicable Law, would exceed the Maximum Rate.

              "Loan" means, singly, any advance by the Bank to the Borrower pursuant to this Agreement, and "Loans" means, cumulatively, the aggregate sum of all money advanced by the Bank to the Borrower pursuant to this Agreement.

              "Loan Documents" means this Agreement and all promissory notes, security agreements, mortgages, deeds of trust, releases, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

              "Loan Excess" means, at any point in time, the amount, if any, by which the outstanding balance on the Loans evidenced by the Revolving Note exceeds the Revolving Commitment then in effect.

              "Maximum Commitment Amount" means $5,000,000.00 on the date hereof.

              "Maximum Rate" means the maximum non-usurious interest rate permissible under applicable Laws of the State of Texas or those of the United States of America applicable to the Bank.

              "Multi-Employer Plan" shall mean a plan described in Section 4001(a)(3) of ERISA which covers employees of the Borrower or any ERISA Affiliate.

              "Notes" means the Revolving Note and the Term Note.

              "Net Income" shall mean, for any period, the net income (or loss) of the Borrower after allowances for taxes for such period, determined in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which the Borrower has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Borrower; (ii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction, (iii) any extraordinary gains or losses, including gains or losses attributable to property sales not in the ordinary course of business, (iv) the cumulative effect of a change in accounting principles, and (v) any gains or losses attributable to writeups or writedowns of assets.

              "Obligations" means all obligations, indebtedness, and liabilities of the Borrower to the Bank, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities of the Borrower under this Agreement and the other Loan Documents, and all interest and fees accruing thereon and all attorneys' fees and other expenses incurred in the administration, enforcement or collection thereof.

              "Operational Letter of Credit" means a Letter of Credit issued for the account of the Borrower to satisfy bonding and other regulatory requirements, or for general working capital purposes, relating to the Borrower's business operations.

              "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

              "Permitted Liens" means:

       (A) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business, that are not yet due and payable;

       (B) Pledges or deposits made in the ordinary course of business to secure payment of workers' compensation or to participate in any fund in connection with worker's compensation, unemployment insurance, old-age pensions, or other social security programs;

       (C) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

       (D) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten per cent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance, or other similar bonds required in the ordinary course of business;

       (E) Encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower in the operation of its business, and none of which is violated in any material respect by existing or proposed structures or land use;

       (F)    Liens in favor of the Bank;

       (G) Existing Liens set forth or described on Schedule 1.01(b), attached hereto and made a part hereof;

       (H) Liens securing the Subordinated Indebtedness, but only to the extent that such liens have been expressly subordinated to the liens in favor of the Bank under terms and conditions satisfactory to the Bank in its sole discretion;

       (I) Purchase money security interests granted to secure not more than seventy-five per cent (75%) of the purchase price of assets, the purchase of which does not violate this Agreement or any instrument required hereunder; and

       (J) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed and they do not, in the aggregate, materially detract from the value of the property of the

       Borrower or any Subsidiary, or materially impair the use thereof in the operation of its business:

              (1) Claims or liens for taxes, assessments, or charges due and payable and subject to interest or penalty;

              (2) Claims, liens, and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

              (3) Claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens; and

              (4)    Adverse judgments on appeal.

              "Person" means an individual, company, corporation, partnership, joint venture, limited liability company, trust, association, unincorporated organization or a government or any agency or political subdivision thereof.

              "Plan" means, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

              "Prohibited Transaction" shall mean any transaction set forth in
Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

              "Pledged Stock" means all of the issued and outstanding shares of capital stock of T/NDE, USTMAN, PROECO and TANKNOLOGY CANADA, which constitute part of the Collateral to be covered by the Collateral Documents to be delivered pursuant to Section 3.10.

              "Reportable Event" shall mean any of the events set forth in
Section 4043 of ERISA, excluding, however, such events as to which PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

              "Request for Advance" means the written or verbal (confirmed in writing within one (1) Business Day) request by the Borrower for a Loan by the Bank pursuant to this Agreement, which Request for Advance shall include a statement of the amount requested to be advanced, the date of the requested advance and such other information as the Bank in its reasonable discretion deems necessary.

              "Revolving Commitment" means the obligation of the Bank, subject to the provisions of this Agreement and existing only through the Revolving Commitment Termination Date, to advance to the Borrower funds in an amount not to exceed at any one time outstanding the lesser of: (a) the Borrowing Base then in effect, or (b) the Maximum Commitment Amount.

              "Revolving Commitment Termination Date" means December 31, 1999.

              "Revolving Loan" means the loan made pursuant to Section 2.01.

              "Revolving Note" means that certain promissory note in the original face amount of $5,000,000.00 dated of even date herewith made by the Borrower payable to the order of the Bank in the form attached hereto as Exhibit "A-1," together with all deferrals, renewals, extensions, amendments, modifications or rearrangements thereof, which promissory note shall evidence certain advances to the Borrower by the Bank pursuant to Section 2.01 hereof.

              "Revolving Note Rate" means a per annum interest rate equal to the BANK ONE Base Rate in effect from time to time plus three quarters of one percent (.75%).

              "Subordinated Commitment Indebtedness" means the Indebtedness incurred by Borrower in accordance with that certain Standby Commitment dated October 25, 1996, by and among Proactive Partners, L.P., NDE Environmental Corporation, Banc One Capital Partners, L.P., and Bank One, Texas, N.A., the repayment of which is subordinated to the Loan in a form and manner satisfactory to the Bank, together with other Indebtedness on similar terms and of a similar nature, which is subsequently incurred by Borrower with the consent of the Bank.

              "Subordinated Indebtedness Reduction Certificate" means a fully completed certificate certified by the Chairman of the Board, President or Chief Financial Officer of the Borrower to be correct and delivered to the Bank affirming that Borrower is in compliance with Section 6.13 prior to making any principal payment of Subordinated Indebtedness.

              "Subordinated Indebtedness" means the Indebtedness incurred by Borrower in accordance with Section 3.14, being the Senior Subordinated Note due September 30, 2001, between NDE Environmental Corporation, Tanknology/NDE Corporation, USTMAN Industries, Inc., ProEco, Inc., and Tanknology Canada
(1988) Inc. in the initial principal amount of $8,000,000.00 (which under GAAP will be treated as an approximately $6,000,000 subordinated note together with an approximately $2,000,000 allocation for warrants acquired thereby).

              "Subsidiary" means, as to any Person, any corporation in which such Person, directly or indirectly through its Subsidiaries, owns more than fifty percent (50%) of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation, and any partnership, association, joint venture, or other entity in which such Person, directly or indirectly through its Subsidiaries, has more than a fifty percent (50%) equity interest at the time.

              "Term Loan" means the Loan to be made pursuant to Section 2.03.

              "Term Loan Maturity Date" means December 31, 2001.

              "Term Note" means the promissory note in an original principal amount of $6,000,000.00, of even date with this Agreement, made by Borrower payable to the order of Bank in the form attached hereto as Exhibit "A-2," together with all deferrals, renewals, extensions, amendments, modifications or rearrangements thereof, which promissory note shall evidence the advance to the Borrower by the Bank pursuant to Section 2.03 hereof.

              "Term Note Rate" means a per annum interest rate equal to the BANK ONE Base Rate in effect from time to time plus one and one-half percent (1.5%).

              "Total Liabilities" means all liabilities that, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries.

              "Unmatured Event of Default" means any event or occurrence which solely with the lapse of time or the giving of notice or both will ripen into an Event of Default.

              Undefined Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP.

                                  ARTICLE II.

                                    THE LOAN

              2.01   Revolving Loan.

              (A) Upon the terms and conditions (including, without limitation, the right of the Bank to terminate the Revolving Commitment hereunder upon an Event of Default or an Unmatured Event of Default) and relying on the representations and warranties contained in this Agreement, the Bank agrees, for a period from and after the date hereof through the Revolving Commitment Termination Date, to make advances to the Borrower from time to time following receipt of a Request for Advance, in such amounts as the Borrower may request; provided, however, each such Loan shall be in an amount of not less than $200,000.00 and in an integral multiple of $100,000.00 (unless the excess of the Revolving Commitment over the aggregate outstanding principal amount of all Loans and Operational Letters of Credit is less than $200,000, then such amount shall be equal to such excess), and the aggregate principal amount of all Loans made pursuant to this Section 2.01 and at any one time outstanding shall not exceed the Revolving Commitment.

              (B) Through the Revolving Commitment Termination Date, the Borrower may use this revolving credit by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions of this Agreement. The borrowings made by the Borrower pursuant to the Revolving Commitment shall be made at the principal office of the Bank and shall be evidenced by the Revolving Note.

              2.02 Advances and Payments Under the Revolving Note. Each time an advance is made against or payment is made on the Revolving Note, the Bank is hereby irrevocably authorized by the Borrower to make appropriate entries of such in its records in accordance with the usual and customary practices of accounting for advances and payments on notes; provided, however, the failure of the Bank to do so shall not relieve the Borrower of its correct liability hereunder or under the Revolving Note.

              The aggregate unpaid amount of advances reflected by the notations by the Bank on its records or the ledger sheets affixed to the Revolving Note shall be deemed rebuttably presumptive evidence of the principal amount owing on the Revolving Note. The liability for payment of principal and interest evidenced by the Revolving Note shall be limited to principal amounts actually advanced to the Borrower and outstanding under this Agreement and interest on such amounts calculated in accordance with this Agreement.
Interest provided for in the Revolving Note and herein shall be calculated on unpaid sums actually advanced and outstanding under the Revolving Note pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment.

              2.03 Term Loan. Subject to the terms and conditions and relying on the representations and warranties contained in this Agreement, the Bank agrees to make the Term Loan to the Borrower in a single advance on or after October 25, 1996.

              2.04 The Term Note. The obligation of the Borrower to repay the Term Loan shall be evidenced by the Term Note.

              2.05 Payments of Term Loan Principal. The principal of the Loan evidenced by the Term Note will be repaid in sixty (60) equal, consecutive monthly installments in the amount of $100,000.00 each, beginning on January 1, 1997, and continuing on the first day of each calendar month thereafter until the Term Loan Maturity Date, when the entire unpaid principal amount of the Term Note shall be due and payable.

              2.06 Borrowing Base Determination. The initial Borrowing Base shall be established by the calculations submitted at Closing in conformance with Exhibit "B". Within twenty (20) days after the end of each calendar month following the date of the Initial

Advance, Borrower shall deliver to Bank a Borrowing Base Certificate setting out the calculations necessary to determine the Borrowing Base as of close of business on the last Business Day of the preceding calendar month. Upon receipt of such Borrowing Base Certificate, the Bank, acting in the ordinary course of its business, shall review the calculations thereon to determine whether it concurs with the Borrowing Base so calculated, and it shall then notify Borrower of such concurrence or any disagreement with such calculations. To the extent that the Bank requests reasonable supporting information from the Borrower relating to the Borrowing Base calculations provided on the Borrowing Base Certificate, the Borrower shall promptly provide the requested information to the Bank. The redetermination of the Borrowing Base shall become effective five (5) days after the Bank's receipt of the Borrowing Base Certificate, unless the Bank sends written notification to the Borrower that the Bank has calculated a lower Borrowing Base, whereupon the Borrowing Base so recalculated by the Bank shall be the Borrowing Base until the effective date of the next redetermination of the Borrowing Base, as provided herein.

              2.07   Provisions Relating to Interest.

              (A) Subject to the terms and provisions of this Agreement, the Loans shall bear interest at a daily rate equal to the applicable Floating Rate per annum, each change in the rate of interest to become effective without notice to the Borrower, on the effective date of each change in the BANK ONE Base Rate.

              (B) Subject to the terms and provisions of this Agreement, interest on the Loans shall be calculated on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days as the case may be, from the date of advance to the date of repayment, and shall be due and payable monthly as it accrues beginning December 1, 1996, and continuing thereafter on the first day of each succeeding calendar month while any amount remains owing on the Notes, the interest payment in each instance to be that which has been earned and remains unpaid.

              (C) It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America and, in this connection, there shall never be collected, charged or received on any sums advanced hereunder interest in excess of the Maximum Rate. For purposes of Article

5069-1.04, Vernon's Texas Civil Statutes, as amended, the Borrower agrees that the maximum rate to be charged shall be the "indicated (weekly) rate ceiling" as defined in said Article, provided that the Bank may also rely to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other applicable laws of the State of Texas or the United States of America applicable to the Bank, if greater. Interest on past due interest and principal shall be at a daily rate equal to the lesser of (i) the Maximum Rate per annum or (ii) the Default Rate; and if no Maximum Rate exists, all past due interest and principal shall bear interest at a daily rate equal to the Default Rate. Notwithstanding anything herein or in the Notes to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Revolving Note shall be the Maximum Rate and the obligation of the Borrower for any fees payable hereunder and deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Maximum Rate until such time as there has been paid to the Bank (i) the amount of interest in excess of the Maximum Rate that the Bank would have received during the Limitation Period had the interest rate remained at the relevant Floating Rate and (ii) all interest and fees otherwise due to the Bank but for the effect of such Limitation Period.

              If under any circumstances the aggregate amounts paid on the Revolving Note or the Term Note, as applicable, or under this Agreement include amounts which by law are deemed interest and which would exceed the amount permitted if the Maximum Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of both the Borrower and the Bank, and the Bank shall promptly refund the amount of such excess (to the extent only of such interest payments above the Maximum Rate which could not lawfully have been collected and retained) upon discovery of such error by the Bank or notice thereof from the Borrower.

              2.08   Mandatory Prepayment of the Revolving Note or the Term
Note.

              (A) In the event that the Bank determines that a Loan Excess exists, the Borrower shall immediately, but in no event later than fifteen (15) days following any such determination, prepay the principal of the Revolving Note, in an aggregate amount at least equal to such Loan Excess.

              (B) To the extent that Borrower receives aggregate proceeds from the sale of assets in excess of $250,000.00 ("Excess Sales Proceeds") during the twelve month period ending on each anniversary of the date of this Agreement, net of all third party costs, expenses, and fees paid by Borrower directly in connection with such sale (other than inventory sold in the ordinary course of business, or any condemnation or casualty proceeds not reinvested within six (6) months in the maximum amount of $500,000.00 in assets that may be productively used in Borrower's business), Borrower shall pay such Excess Sales Proceeds to the Bank within ten Business Days after each anniversary date of this Agreement to prepay the remaining installments of the Term Loan, in inverse order of maturity.

              2.09 Voluntary Prepayment of the Notes. The Borrower shall have the right and the option to prepay, at any time upon two (2) Business Days advance notice with respect to the Revolving Note or five (5) Business Days advance notice with respect to the Term Note, all or any part of the balance outstanding on the Revolving Note or the Term Note, as applicable, subject to the terms and provisions contained in this Section 2.09. All prepayments on the Revolving Note or the Term Note, as applicable, shall be in the minimum amount of $500,000.00 or any $100,000.00 increment in addition thereto. Any such prepayment received by the Bank shall be applied first to the payment of accrued and unpaid interest and then to the reduction of principal. All prepayments of principal on the Term Note shall irrevocably reduce the outstanding principal balance thereof, and Borrower shall not be permitted to reborrow under the Term Note any amount of principal prepaid thereunder.

              2.10 Advances to Satisfy Obligations of the Borrower. The Bank may, but shall not be obligated to, make advances hereunder and apply same to the satisfaction of any condition, warranty, representation or covenant of the Borrower contained in this Agreement, and the funds so advanced and applied shall be part of the Loan proceeds advanced under this Agreement and evidenced by the Revolving Note or, if subsequent to the Revolving Commitment Termination Date, the Term Note.

              2.11 Commitment Fee. As consideration for the commitment of the Bank to make Loans to the Borrower through the Revolving Commitment Termination Date pursuant to this Agreement, the Borrower agrees to pay to the Bank within five (5) Business Days of receipt of the Bank's statement as to quarterly periods ending March 31, June 30, September 30 and December 31 of each year (except the first period shall be for a period of time from the Closing to December 31, 1996) during the period commencing on the date of this Agreement to and including the Revolving Commitment Termination Date and at the Revolving Commitment Termination Date, a fee equal to 1/2 of 1% per annum (computed on the basis of 365 or 366 days, as the case may be) multiplied by an amount equal to the daily average excess, if any, of the Revolving Commitment over the aggregate principal amount outstanding on the Revolving Note plus the aggregate face amount of all outstanding Operational Letters of Credit, during the period from the date of this Agreement or previous calculation date provided above, whichever is later, to the relevant calculation date or the Revolving Commitment Termination Date, as the case may be.

              2.13 Facility Fee. As consideration for the commitment of the Bank to make Loans to the Borrower pursuant to this Agreement, the Borrower shall pay to the Bank a facility fee in the amount of $165,000.00 simultaneously with the Initial Advance.

              2.14 Letters of Credit. Subject to the terms and conditions of this Agreement, the Bank agrees to issue one or more Operational Letters of Credit for the account of Borrower from time to time following receipt of an application for an Operational Letter of Credit executed by the Borrower on the Bank's then-current form of application three (3) Business Days prior to the requested date of the issuance of the requested Operational Letter of Credit in such amount as the Borrower may request in an aggregate amount not to exceed (unless otherwise agreed by the Bank) at any time the lesser of (i) the excess of the Revolving Commitment over the aggregate outstanding principal amount of all Loans and Operational Letters of Credit and (ii) Two Million Dollars ($2,000,000.00). No Operational Letter of Credit shall expire beyond the Revolving Commitment Termination Date. The amount of such Operational Letters of Credit issued under the

Revolving Commitment, so long as they are outstanding, shall be deemed to reduce the amount available for Loans, and/or additional Operational Letters of Credit under the Revolving Commitment. If there is any conflict between the terms of an Operational Letter of Credit application and the terms of this Agreement, the terms of this Agreement shall control.

              2.15 Repayment of Letters of Credit. If drawn upon by the beneficiary of an Operational Letter of Credit, all amounts so drawn shall be due and payable by the Borrower immediately upon receipt of Bank's statement.

              2.16 Letter of Credit Fee. As consideration for the issuance by the Bank of Operational Letters of Credit for the account of the Borrower, the Borrower agrees to pay to the Bank a fee equal to the greater of: (a) $500.00, or (b) one percent (1.0%) per annum, pro rata, based on the number of days outstanding, of the amount of each such Operational Letter of Credit, the first such per annum fee for each Operational Letter of Credit to be payable in advance of the issuance of such Operational Letter of Credit, with successive per annum fees to be paid in advance of the anniversary date of the issuance of such Operational Letter of Credit if it is to remain in effect beyond such anniversary date.

                                  ARTICLE III.

                                   CONDITIONS

              The obligation of the Bank to make the Advances pursuant to Sections 2.01 and 2.03 of this Agreement is subject to the prior or contemporaneous satisfaction of all of the conditions precedent stated in this
Article III. The obligation of the Bank to make subsequent advances pursuant to this Agreement is subject to the prior or contemporaneous satisfaction of the conditions precedent stated in Sections 3.05 through 3.07.

              3.01 Receipt of Notes, Agreement and Certificate of Compliance. The Bank shall have received the Notes, multiple counterparts of this Agreement, as requested by the Bank, and the Compliance Certificate duly executed by an authorized officer for each Borrower.

              3.02 Receipt of Articles of Incorporation and Bylaws. The Bank shall have received from each Borrower its Articles of Incorporation certified by the Secretary of State of the jurisdiction of its incorporation and bylaws certified by the Secretary or an Assistant Secretary of such entity.

              3.03 Receipt of Certified Copy of Corporate Proceedings and Certificate of Incumbency. The Bank shall have received from each Borrower copies of all resolutions of its board of directors with respect to the transactions set forth in this Agreement and the execution of this Agreement, the Notes, and the Collateral Documents, such copy or copies to be certified by the Secretary or an Assistant Secretary as being true and correct and in full force and effect as of the date hereof. In addition, the Bank shall have received from each Borrower a certificate of incumbency signed by the Secretary or an Assistant Secretary setting forth (a) the names of the officers executing this Agreement, the Notes, and the Collateral Documents, (b) the office(s) to which such Persons have been elected and in which they presently serve and (c) an original specimen signature of each such person.

              3.04 Receipt of Opinions of Counsel. The Bank shall have received a written opinion of the law firm of Baker & Botts, L.L.P., legal counsel for each Borrower, dated the date of the Closing and addressed to the Bank, in form satisfactory to the Bank, regarding the matters set forth on Exhibit "D-1" attached hereto, and a written opinion of the legal department of Banc One Capital Corporation, dated the date of the Closing and addressed to the Bank, in form satisfactory to the Bank, regarding the matters set forth on Exhibit "D-2" attached hereto, which opinions shall be accompanied by such supporting documentation as the Bank or its special counsel shall reasonably require.

              3.05 Accuracy of Representations and Warranties and No Event of Default. The representations and warranties contained in Article IV of this Agreement shall be true and correct in all material respects on the date of the making of such Loans or advances with the same effect as though such representations and warranties had been made on such date; and no Event of Default shall have occurred and be continuing or will have occurred at the completion of the making of such Loans or advances, and the Bank shall have received satisfactory certificates signed by the Chairman of the Board or President or other authorized officer of each Borrower as to all questions of fact involved in this condition, including, without limitation, a Compliance Certificate.

              3.06 Legal Matters Satisfactory to Special Counsel to the Bank. All legal matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the firm of Hutcheson & Grundy, L.L.P., special counsel for the Bank.

              3.07 No Material Adverse Change. No material adverse change shall have occurred since the date of this Agreement in the condition, financial or otherwise, of the Borrower.

              3.08 Receipt of Certificates of Authority and Certificates of Good Standing. The Bank shall have a received certificates, as of the most recent dates practicable, of the Secretary of State of each jurisdiction in which the Borrower is qualified as a foreign corporation, and the department of revenue or taxation of each of the foregoing jurisdictions, as to the good standing of the Borrower;

              3.09 Receipt of Borrowing Base Certificate. The Bank shall have received a duly executed Borrowing Base Certificate as of a date not more than one (1) day prior to the Initial Advance, acceptable to the Bank and certifying a Borrowing Base of not less than $3,500,000.00.

              3.10 Collateral Documents. As security for the payment of the Notes and the performance of the obligations of the Borrower under this Agreement, the Bank shall have received the duly executed and acknowledged Collateral Documents described on Schedule 3.10 attached hereto.

              3.11 UCC Search. The results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against Borrower in the offices of the Secretary of State or other central UCC Financing Statement filing office of each jurisdiction listed on Schedule
3.11 attached hereto and in the respective counties in which Collateral is located, such searches to be as of a date no more than ten (10) days prior to the date of the advance of the initial Loan.

              3.12 Bank Fees. The Bank shall have received the Facility Fee specified in Section 2.13 hereof.

              3.13 Legal Fees. All legal fees and disbursements owed to the Bank's special counsel who provided representation to this Bank in connection with this Agreement shall have been paid.

              3.14 Contribution of Subordinated Indebtedness. The Bank shall have received evidence satisfactory to the Bank, in its sole discretion, that Borrower has received advances of at least Eight Million Dollars ($8,000,000) of Indebtedness on terms and conditions satisfactory to the Bank, in its sole discretion, and the Bank, Borrower, and third-party lender of such Indebtedness shall have entered into an Intercreditor and Subordination Agreement (the "Subordination Agreement") on terms and conditions that are satisfactory to the Bank, in its sole discretion, such terms and conditions to include, among other things, provisions prohibiting (i) payments of principal or interest due on the Subordinated Indebtedness after the occurrence and during the continuation of an Event of Default or Unmatured Event Default and (ii) payments of Subordinated Indebtedness principal unless Borrower is in compliance with the covenants set forth in Section 5.18 (Subordinated Indebtedness Reduction Certificate) and Section 6.13 (Payment of Subordinated Indebtedness).

              3.15 Cash Liquidity. Borrower's available cash Deposits plus unfunded availability under the Revolving Loan, minus current liabilities that are not recurring, normal course of business obligations and minus payables which are more than forty-five (45) days overdue shall total at least $1,500,000.00 after taking into account the Initial Advance made under Sections
2.01 and 2.03.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

              To induce the Bank to enter into this Agreement and to make the Loans hereunder, each Borrower represents and warrants to the Bank that:

              4.01 Existence and Good Standing. The Borrower is a corporation, duly organized, legally existing, and in good standing under the Laws of its jurisdiction of incorporation; each Subsidiary is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation; the Borrower and its Subsidiaries have the lawful power to own their properties and to engage in the businesses they conduct, and each is duly qualified and in good standing as a foreign corporation in the jurisdictions wherein the nature of the business transacted by it or property owned by it makes such qualification necessary; the jurisdictions in which the Borrower and each Subsidiary are incorporated and qualified to do business are set forth in Schedule 4.01; the addresses of all places of business of the Borrower and its Subsidiaries are as set forth in Schedule 4.01; neither the Borrower nor any Subsidiary has changed its name, been the surviving corporation in a merger, acquired any business, or changed its principal executive office within five (5) years and one (1) month prior to the date hereof, except as disclosed on Schedule 4.01; the Borrower has no Subsidiaries other than the Subsidiaries named in Schedule 4.01; and all of the authorized, issued and outstanding shares of capital stock of each Subsidiary is owned by the Borrower.

              4.02 Due Authorization. The execution and delivery by the Borrower of this Agreement and the borrowings hereunder; the execution and delivery by the Borrower of the Notes and the Collateral Documents; the acknowledgment by Borrower of the Subordination Agreement; and the repayment by the Borrower of the Indebtedness evidenced by the Notes and interest and fees provided in the Notes and this Agreement are (a) within the corporate power of the Borrower; (b) have been duly authorized by all necessary corporate action, and (c) do not and will not (i) require the consent of any regulatory authority or governmental body, (ii) contravene or conflict with any provision of Law or of the articles or bylaws of the Borrower, (iii) contravene or conflict with any indenture, instrument or other agreement to which the Borrower is a party or by which its property may be presently bound or encumbered, or (iv) result in or require the creation or imposition of any mortgage, lien, pledge, security interest, charge or other encumbrance in, upon or of any of the properties or assets of the Borrower under any such indenture, instrument or other agreement, other than under any of the Collateral Documents.

              4.03 Valid and Binding Obligations. This Agreement, the Notes, and the Collateral Documents, when duly executed and delivered, will be legal, valid and binding obligations of and enforceable against the Borrower, in accordance with their respective terms (subject to any applicable bankruptcy, insolvency or other Laws of general application affecting creditors' rights, general equitable principles, whether considered in a proceeding in equity or at law, and judicial decisions interpreting any of the foregoing).

              4.04 Scope and Accuracy of Financial Statements. All Financial Statements submitted and to be submitted to the Bank hereunder are and will be complete and correct in all material respects, are and will be prepared in accordance with GAAP consistently applied, and do and will fairly reflect the financial condition and the results of the operations of the Borrower in all material respects as of the dates and for the period stated therein (subject only to normal year-end audit adjustments with respect to such unaudited interim statements of the Borrower) and no material adverse change has since occurred in the condition, financial or otherwise, of the Borrower.

              4.05 Authorizations and Consents. Except as has been duly obtained, no authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any governmental or public authority or any third party is required to authorize, or is otherwise required in connection with the valid execution and delivery by the Borrower of this Agreement, the Notes, the Collateral Documents, and any other instrument contemplated hereby, the repayment by the Borrower of advances against the Notes and interest and fees provided in the Notes and this Agreement, or the performance by the Borrower of its obligations under any of the foregoing.

              4.06 Environmental Laws. The Borrower (A) is and has in the past been in compliance with all Environmental Laws and all permits, requests and notifications relating to health, safety or the environment applicable to the Borrower or any of its properties, assets, operations and businesses; (B) has obtained and adhered to and currently possesses all necessary permits and other approvals, including interim status under the federal Resource Conservation and Recovery Act, necessary to store, dispose of and otherwise handle Hazardous Substances and to operate its properties, assets and businesses; (C) has reported, to the extent required by all federal, state and local statutes, Laws, ordinances, regulations, rules, permits, judgments, orders and decrees, all past and present sites owned and/or operated by the Borrower where any Hazardous Substance has been Released, treated, stored or disposed of and (D) has not used, stored, or Released any

Hazardous Substance in excess of amounts allowed by Environmental Law. There is (x) no location on any property currently or previously owned or operated by the Borrower where Hazardous Substances are known to have entered or are likely to enter into the soil or groundwater of such property, other than Releases of Hazardous Substances none of which Releases (i) either individually, or in the aggregate, has had or may be expected to have material adverse effect on the Borrower's business or (ii) has violated or may be expected to violate any Environmental Laws or (iii) be subjected to remedial requirements thereunder, and (y) no on-site or off-site location to which the Borrower has Released or transported Hazardous Substances or arranged for the transportation or disposal of Hazardous Substances, which is or is likely to be the subject of any federal, state, local or foreign enforcement action or any investigation which could lead to any material claims against any such entity for any clean-up cost, remedial work, damage to natural resources, common Law or legal liability, including, but not limited to, claims under Comprehensive Environmental Response, Compensation, and Liability Act. For the purposes of this Section, references to "the Borrower" shall include all predecessors, successors-in-interest of Affiliates of the Borrower; provided, that the representations and warranties set forth in this Section shall not be deemed to have been breached with respect to any matter that would otherwise constitute a breach of this Section if such matter would not reasonably be expected to result in liabilities or expenditures by the Borrower in any single year in excess of: (1) $100,000 as to any one matter; or (2) $200,000 in the aggregate as to all such matters.

              4.07 Compliance with Laws, Rules, Regulations and Orders. Except to the extent that the failure to comply would not materially interfere with the conduct of the business of the Borrower or any Subsidiary, each Borrower and its Subsidiaries have complied with all applicable Laws with respect to: (1) the conduct of its business; and (2) the use, maintenance, and operation of the Collateral and personal properties owned or leased by it in the conduct of its business; the Borrower and its Subsidiaries possess all licenses, approvals, registrations, permits and other authorizations necessary to enable it to carry on its business in all material respects as now conducted, and all such licenses, approvals, registrations, permits and other authorizations are in full force and effect; and the Borrower has no reason to believe that the Borrower or any of its Subsidiaries will be unable to obtain the renewal of any such licenses, approvals, registrations, permits and other authorizations.

              4.08 Liabilities, Litigation and Restrictions. Except as disclosed in the June 30, 1996 10-Q Report filed with the Securities and Exchange Commission or as otherwise described on Schedule 4.09, the Borrower and its Subsidiaries do not have any liabilities, direct or contingent, which may materially and adversely affect it, its business or assets. There is no litigation or other action of any nature pending before any court, governmental instrumentality, regulatory authority or arbitral body or, to the knowledge of the Borrower threatened against or affecting the Borrower or its Subsidiaries which might reasonably be expected to result in any material, adverse change in the Borrower or its Subsidiaries, or the business or assets of either. To the knowledge of the Borrower no unusual or unduly burdensome restriction, restraint or hazard exists by contract, Law, governmental regulation or otherwise relative to the business or material properties of the Borrower other than such as relate generally to Persons engaged in the business activities conducted by the Borrower.

              4.09 Existing Indebtedness. All Indebtedness of the Borrower and any Subsidiary existing as of the Closing is described in Schedule 4.09; and neither the Borrower nor any Subsidiary is in default with respect to any of its Existing Indebtedness.

              4.10   Material Commitments.  Except as described in Schedule
4.10 hereto, (A) neither the Borrower nor any Subsidiary has any material leases, contracts or commitments of any kind (including, without limitation, employment agreements; collective bargaining agreements; powers of attorney; distribution arrangements; patent license agreements; contracts for future purchase or delivery of goods or rendering of services; bonuses, pension and retirement plans; or accrued vacation pay, insurance and welfare agreements) requiring aggregate expenditure by the Borrower in excess of $100,000 per year;
(B) to the best of the Borrower's knowledge, all parties to all such material leases, contracts, and other commitments to which the Borrower or any Subsidiary is a party have materially complied with the provisions of such leases, contracts, and other commitments; and (C) to the best of the Borrower's knowledge, no party is in material default under any thereof and no event has occurred that but for the giving of notice or the passage of time, or both, would constitute a material default;

              4.11 Margin Stock. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. Neither the Borrower nor any Person acting on its behalf has taken any action that might cause the transactions contemplated by this Agreement or the Notes to violate Regulations G, T, U, or X or to violate the Securities Exchange Act of 1934, as amended.

              4.12 Proper Filing of Tax Returns and Payment of Taxes Due. Except as otherwise permitted herein, the Borrower has filed all federal, state, and local tax returns and other reports required by any applicable Laws to have been filed prior to the date hereof, has paid or caused to be paid all taxes, assessments, and other governmental charges that are due and payable prior to the date hereof, and has made adequate provision for the payment of such taxes, assessments, or other charges accruing but not yet payable; the Borrower has no knowledge of any material deficiency or additional assessment in connection with any taxes, assessments, or charges not provided for on its books.

              4.13 ERISA. The Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any plan; no notice of intent to terminate a plan has been filed, nor has any plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate a plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multi-Employer Plan; the Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its plans and the present value of all vested benefits under each plan exceeds the fair market value of all plan assets allocable to such benefits, as determined on the most recent valuation date of the plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the plan under Title IV of ERISA; and neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

              4.14 Investment Company Act Compliance. Neither the Borrower nor any Subsidiary is directly or indirectly controlled by, or acting on behalf of, any, Person which is an "Investment Company," within the meaning of the Investment Company Act of 1940, as amended.

              4.15 Public Utility Holding Company Act Compliance. The Borrower is not a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

              4.16 Insurance. The Borrower maintains insurance with respect to the properties and business of the Borrower providing coverage for such liabilities, casualties, risks and contingencies and in such amounts as is customary in the industry. As of the date hereof, the insurance coverage reflected on the Certificate(s) of Insurance attached hereto as Schedule 4.16 is in full force and effect, and, except as disclosed on Schedule 4.16, all premiums due thereon have been paid.

              4.17 Material Misstatements and Omissions. No express representation or warranty by or with respect to the Borrower or any Subsidiary contained herein or in any certificate or other document required by this Agreement and furnished by the Borrower or any Subsidiary contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

                                   ARTICLE V.

                             AFFIRMATIVE COVENANTS

              Borrower covenants that so long as any Indebtedness of the Borrower to the Bank remains unpaid under this Agreement, or any Obligations of the Borrower to the Bank remain unsatisfied, or the Bank remains obligated to make advances hereunder, to:

              5.01 Use of Funds. Use the proceeds of the Initial Advance under the Loan and Subordinated Indebtedness referred to in Section 3.14 for the purposes set forth on Schedule 5.01.

              5.02 Maintenance and Access to Records. Keep adequate records in accordance with good accounting practices, of all of the transactions of the Borrower so that at any time, and from time to time, the true and complete financial condition of the Borrower may be readily determined and, at the Bank's reasonable request, make all financial records and records relating to the Collateral available for the Bank's inspection during normal business hours and permit the Bank to make and take away copies thereof.

              5.03 Quarterly Unaudited Financial Statements. Deliver to the Bank, on or before the forty-fifth (45th) day after the end of each of the first three fiscal quarters of the Borrower, unaudited Financial Statements of the Borrower, as at the end of such period and from the beginning of such fiscal year to the end of the respective period, as applicable, which Financial Statements shall be certified by the president or chief financial officer of the Borrower, as being true and correct, subject to changes resulting from year-end audit adjustments.

              5.04 Annual Audited Financial Statements. Deliver to the Bank, on or before the ninetieth (90th) day after the close of each fiscal year of the Borrower a copy of annual audited Financial Statements of the Borrower, together with the report and opinion thereon of Ernst & Young, L.L.P., or other firm of independent certified public accountants acceptable to the Bank at its reasonable discretion.

              5.05 Compliance Certificate. At the time of delivery of the certified but unaudited Financial Statements pursuant to Section 5.03 above, and the delivery of the annual audited Financial Statements pursuant to Section
5.04 above, deliver to the Bank a Compliance Certificate.

              5.06 Monthly Reports. Deliver to the Bank, on or before the thirtieth (30th) day after the end of each calendar month a report in, substantially the form set forth in Exhibit "E," certified by the Chairman of the Board, President or Chief Financial Officer of NDE.

              5.07 Statement of Material Adverse Change in Condition and Notice of Events of Default. Deliver to the Bank, promptly upon any officer of any Borrower having knowledge of any material adverse change in the condition, financial or otherwise, of the Borrower (or any event or circumstance that would result in any such material adverse change in condition including, but not limited to, litigation and changes in business), a statement of the Chairman of the Board, President or Chief Financial Officer of NDE, setting forth the change in condition or event or circumstance likely to result in any such change and the steps being taken by the Borrower with respect to such change in condition or event or circumstance. In addition to this statement of material adverse change, the Borrower and its Subsidiaries will each notify the Bank immediately if it becomes aware of the occurrence of any Event of Default or of any fact, condition, or event that only with the giving of notice or passage of time or both, would become an Event of Default or if it becomes aware of any material adverse change in the business prospects, financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee), or results of operations of the Borrower or any Subsidiary, or of the failure of the Borrower to observe any of its undertakings hereunder or under the Collateral Documents.

              5.08 Additional Information. Furnish to the Bank all information, if any, filed with the SEC by the Borrower and all information routinely provided by the Borrower to its shareholders, generally. Furnish to the Bank, promptly upon the Bank's reasonable request, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower, including, without limitation, information concerning title to any of the Collateral.

              5.09 Compliance with Laws and Payment of Assessments and Charges. Comply with all applicable statutes and government regulations, including, without limitation, ERISA, and pay claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against its property, except (a) any of the foregoing being contested in good faith and as to which accruals satisfactory to the Bank, in its reasonable discretion, have been provided and (b) where failure to do so would not have a material adverse effect on the Borrower's business.

              5.10 Maintenance of Corporate Existence and Good Standing. Maintain each Borrower's corporate existence and good standing in the jurisdiction of organization of each, and maintain the Borrower's qualification and good standing in all other jurisdictions wherein the property now owned or hereafter acquired or business now or hereafter conducted by each necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a material adverse effect on the Borrower.

              5.11 Further Assurances. Promptly cure any defects in the execution and delivery of this Agreement, the Notes, the Collateral Documents, the Subordination Agreement, or any other instrument referred to herein or executed in connection with the Notes, and upon the reasonable request of the Bank, promptly execute and deliver to the Bank all such other and further instruments and additional documents, and provide such further information as may be reasonably required or desired by the Bank from time to time to carry out the terms of this Agreement or to maintain or reinstate compliance with the covenants and agreements made in this Agreement.

              5.12 Initial Expenses of the Bank. Pay all reasonable fees and expenses of Hutcheson & Grundy, L.L.P., the special legal counsel for the Bank incurred in connection with the preparation of this Agreement, the Notes, the Collateral Documents, the Subordination Agreement, and any other instrument referred to herein or executed in connection with the Notes, the satisfaction of the conditions precedent set forth in Article III of this Agreement and the consummation of the transactions contemplated in this Agreement.

              5.13 Subsequent Expenses of the Bank. Upon request, promptly reimburse the Bank for all amounts reasonably expended, advanced or incurred by the Bank to collect the Notes or to enforce the rights of the Bank under this Agreement, the Notes, the Collateral Documents, or any other instrument referred to herein or executed in connection with the Notes, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Bank and which amounts will include, but not be limited to, (A) all court costs, (B) reasonable attorneys' fees, (C) fees of auditors and accountants, (D) investigation expenses, (E) internal fees of the Bank's in-house legal counsel, (F) fees and expenses incurred in connection with the Bank's participation as a member of the creditors committee in a case commenced under Title 11 of the United States Code or other similar Law of the United States, the State of Texas or any other jurisdiction, (G) fees and expenses incurred in connection with lifting the automatic stay prescribed in Section 362 Title 11 of the United States Code, and (H) fees and expenses incurred in connection with any action pursuant to Section 1129 Title 11 of the United States Code, reasonably incurred by the Bank in connection with the collection of any sums due under this Agreement, together with interest at the Floating Rate per annum, calculated on a basis of a year of three hundred sixty-five
(365) days or three hundred sixty-six (366) days, as the case may be, on each such amount from the date of notification to the Borrower that the same was expended, advanced or incurred by the Bank until, but not including, the date it is repaid to the Bank, with the obligations under this Section 5.13, surviving the non-assumption of this Agreement in a case commenced under Title 11 of the United States Code or other similar Law of the United States, the State of Texas or any other jurisdiction and being binding upon the Borrower or a trustee, receiver or liquidator of any such party appointed in any such case.

              5.14 Maintenance of Tangible Property. Maintain all of its tangible property relating to the Collateral in good repair and condition and make all necessary replacements thereof and operate such property in a good and workmanlike manner in accordance with standard industry practices, unless the failure to do so would not have a material adverse effect on the Borrower or the value of any Collateral.

              5.15 Maintenance of Insurance. Continue to maintain, or cause to be maintained, insurance with respect to the properties and business of the Borrower against such liabilities, casualties, risks and contingencies and in such amounts with such maximum deductibles and minimum limits of liability as are reasonably acceptable to the Bank and furnish to the Bank annually after the execution of this Agreement certificates evidencing such insurance.

              5.16 Inspection of Tangible Assets/Right of Audit. Permit any authorized representative of the Bank to visit and inspect (at the risk of the Bank and/or such representative) any tangible asset of the Borrower, and/or to audit the books and records of the Borrower, at the expense of the Bank and during normal business hours following reasonable advance notice.

              5.17 Payment of Revolving Note and Term Note and Performance of Obligations. Pay the Notes according to the reading, tenor and effect thereof, as modified hereby, and do and perform in all material respects every act and discharge in all material respects all of the Obligations provided in this Agreement to be performed and discharged hereunder.

              5.18 Subordinated Indebtedness Reduction Certificate. Borrower shall deliver a Subordinated Indebtedness Reduction Certificate prior to making any payments of Subordinated Indebtedness principal.

              5.19 Adjusted Liabilities to Adjusted Net Worth. Maintain a ratio of Adjusted Liabilities to Adjusted Net Worth of not more than 2.25 to
1.0 through December 31, 1996; thereafter 1.75 to 1.0 through December 31, 1997, thereafter 1.25 to 1.0 through December 31, 1998; and thereafter 1.0 to 1.0.

              5.20 Net Worth Requirement. Maintain a total Consolidated Net Worth of not less than 90% of Consolidated Net Worth at the time of the Initial Advance, plus: (a) 70% of Borrower's Net Income (if positive) subsequent to Closing, calculated cumulatively as of the end of each fiscal quarter of Borrower beginning with the quarter ending December 31, 1996, and (b) 100% of any equity issued.

              5.21 Debt Service Coverage Ratio. Maintain a Debt Service Coverage Ratio (tested quarterly, beginning with the quarter that ends on December 31, 1997) of not less than 1.5 to 1.0. The initial Debt Service Coverage Ratio shall be calculated for the twelve-month period ending December 31, 1997, and all subsequent quarterly calculations of the Debt Service Coverage Ratio shall be calculated on a rolling twelve-month basis.

              5.22 General and Administrative Expenses. Maintain general and administrative expenses at a level that (A) does not exceed $3,000,000 for each quarter ending March 31, 1997, through September 30, 1997, and not exceeding 30% of revenues for each twelve month period on a rolling four quarter basis, beginning with the quarter ending December 31, 1997.

              5.23 Borrowing Base. Maintain a Borrowing Base such that the amount of the Borrower's outstanding Revolving Loan will not, at any time, exceed the Revolving Commitment.

              5.24 Compliance with Environmental Laws. Comply in all material respects with any and all requirements of Law, including, without limitation, Environmental Laws, (A) applicable to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Collateral or any other property of the Borrower, or (B) applicable to the performance or conduct of is operations, including, without limitation, all permits, licenses, registrations, approvals and authorizations, and, in this regard, comply fully and in a timely manner with, and cause all employees, crew members, agents, contractors, subcontractors and future lessees (pursuant to appropriate lease provisions) of the Borrower while such Persons are acting within the scope of their relationship with the Borrower, to so comply with, all applicable requirements of Law, including, without limitation, applicable Environmental Laws, and other applicable requirements with respect to the property of the Borrower, as applicable, and the operation thereof necessary or appropriate to enable the Borrower, as applicable, to fulfill its obligations under all applicable requirements of Law, including, without limitation, Environmental Laws, applicable to the use, generation, handling, storage, treatment, transport and disposal of any Hazardous Substances now or hereafter located or present on or under any such property.

              5.25 Hazardous Substances Indemnification. Indemnify and hold the Bank harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, attorneys' fees and expenses), arising directly or indirectly, in whole or in part, out of (A) the presence of any Hazardous Substances on, under or from its property, whether prior to or during the term hereof, or (B) any activity carried on or undertaken on or off its property, whether prior to or during the term hereof, and whether by the Borrower, or any predecessor in title or any employees, agents, contractors or subcontractors of the Borrower, or any predecessor in title, or any third Persons at any time occupying or present on such property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation or disposal of any Hazardous Substances at any time located or present on or under such property; with the foregoing indemnity further applying to any residual contamination on or under the property of the Borrower, or any property of any other Person, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transportation or disposal of any Hazardous Substances, irrespective of whether any of such activities were or will be undertaken in accordance with applicable requirements of Law, including, without limitation, Environmental Laws, and surviving satisfaction of all Indebtedness of the Borrower to the Bank and the termination of this Agreement, unless all such Indebtedness has been satisfied wholly in cash from the Borrower and not by way of realization against any property or the conveyance of any property of the Borrower in lieu thereof, provided that the claims and other actions of any kind against the Bank which give rise to such indemnity are not barred by the applicable statute of limitations at the time such claims or actions are instituted and such indemnity shall not extend to any act or omission by the Bank with respect to the relevant property subsequent to the Bank becoming the owner of, taking possession of to the exclusion of the Borrower or assuming operations of any property previously owned by the Borrower and with respect to which property such claim, loss, damage, liability, fine, penalty, charge, proceeding, order, judgment, action or requirement arises subsequent to the acquisition of title thereto, taking possession thereof or assumption of operations thereon by the Bank.

              5.26 Transactions with Affiliates. Except as otherwise set forth in Schedule 5.26, conduct all transactions with any Affiliate of the Borrower on an arm's-length basis (provided that such transactions are otherwise permitted by the terms of this Agreement).

              5.27 Payment of Taxes, Etc. The Borrower and its Subsidiaries will each pay or cause to be paid when due, all taxes, assessments, and charges or levies imposed upon it or on any of its property or which it is required to withhold and pay, except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on its books, provided, however, that the Borrower and its Subsidiaries shall each pay or cause to be paid all such taxes, assessments, charges, or levies forthwith whenever foreclosure on any lien that may have attached (or security therefor) appears imminent.

              5.28 Notice of Litigation. The Borrower and its Subsidiaries will each give notice to the Bank within ten (10) working days of the occurrence of: (A) any litigation or proceeding in which it is a party if an adverse decision therein might require it to pay more than $250,000.00 or deliver (or lose title to) assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (B) the institution of any other suit or proceeding involving the Borrower that would reasonably be expected to materially and adversely affect its operations, financial condition, property, or business prospects.

              5.29 Notices Regarding Account Debtors. Upon the receipt by the Borrower of any notice of the death of an account debtor or a partner thereof, or of the dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, an account debtor, Borrower will immediately give the Bank written advice thereof.

              5.30 Notice of Change of Principal Offices. The Borrower and its Subsidiaries will each notify the Bank thirty (30) days in advance of any change in the location of their principal offices.

              5.31   Employee Benefit Plans.   Fund its Plan(s) in accordance
with no less than the minimum funding standards of 29 U.S.C.A. Section 1082 (Section 302 of ERISA); furnish the Bank, promptly after the filing or receiving of the same, with copies of any reports or other statements filed with, or notices or other communications received from, the United States Department of Labor, the PBGC, or the Internal Revenue Service with respect to any such Plan; promptly advise the Bank of the occurrence of any

Reportable Event or Prohibited Transaction with respect to any such Plan and the action the Borrower proposes to take with respect thereto; and promptly advise the Bank when the Borrower knows or has reason to believe that the PBGC or the Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any such Plan and the action the Borrower proposes to take with respect thereto.

              5.32 Landlord Waivers. Within ninety (90) days of Closing, Borrower shall deliver to Bank a schedule of all leased buildings or premises where any Collateral located at or stored which indicates whether the respective landlord has executed a waiver in the form attached hereto as Exhibit "F" wherein the respective landlord of such leased building or premise waives all liens it may have by contract, statute or otherwise, in favor of Bank, together with all such executed waivers received by Borrower or its agent. Borrower agrees to use commercially reasonable efforts to secure such waivers during such ninety (90) day period.

              5.33 Annual Collateral Review. Annually, within fifteen (15) days after the anniversary of Closing, Borrower will deliver to the Bank a list of (i) patents; (ii) trademarks; and (iii) licensing agreements; together with an inventory of personal property having an acquisition cost in excess of $5,000.00; acquired by Borrower during the twelve (12) month period prior to such anniversary. Borrower covenants and agrees to promptly execute and deliver to the Bank all such assignments, certificates, supplemental writings and financing statements, and do all other acts or things, as the Bank may reasonably request in order to fully evidence and perfect a security interest in all of such personal property in favor of the Bank.

                                  ARTICLE VI.

                               NEGATIVE COVENANTS

              Without the prior written consent of the Bank and so long as any part of the principal or interest on the Notes shall remain unpaid or the Bank remains obligated to make advances hereunder, Borrower covenants, that it will not:

              6.01 Other Indebtedness. Incur, create, assume or suffer to exist any Indebtedness, whether by way of loan or the issuance or sale of securities except (A) Loans hereunder, (B) loans and other Indebtedness by the Bank under other credit arrangements, (C) accounts payable incurred in the ordinary course of business which are in compliance with
Section 6.05, (D) loans, advances or extensions of credit from suppliers, contractors or other nonaffiliated Persons under applicable contracts or agreements in connection with Borrowers' customary business operations, which are not overdue or are being contested in good faith, (E) Existing Indebtedness described on Schedule 4.09, (F) Subordinated Indebtedness, (G) Subordinated Commitment Indebtedness and (H) other Indebtedness not to exceed the total aggregate amount of $750,000.00 at any time outstanding, excluding (i) the $517,000 of Existing Indebtedness as item 2 in Schedule 4.09 and (ii) the $300,000 Gilbarco Patent Note identified in Schedule 4.09.

              6.02 Mortgages or Pledges of Assets. Create, incur, assume or permit to exist, any mortgage, pledge, security interest, lien or encumbrance on any of its properties or assets (now owned or hereafter acquired), except that the foregoing restrictions shall not apply to Permitted Liens.

              6.03 Sales of Assets. Without prior written consent of the Bank, sell, lease, assign, transfer or otherwise dispose of, in one or any series of related transactions, all or any portion of its material assets in excess of $1,000,000 per annum, whether now owned or hereafter acquired, including transfers to Subsidiaries, nor enter into any arrangement, directly or indirectly, with any Person to sell and rent or lease back as lessee such property or any part thereof which is intended to be used for substantially the same purpose or purposes as the property sold or transferred.

              6.04 Nature of Business. Permit any material change to be made in the character of its business as conducted as of the date hereof, or permit any Subsidiary to permit any material change to be made in the character of such Subsidiary's business as conducted as of the date hereof.

              6.05 Payment of Accounts Payable. Allow any account payable to remain unpaid more than ninety (90) days after due date, except such as are being contested in good faith and as to which adequate provision or accrual has been made.

              6.06 Cancellation of Insurance. Allow any insurance policy required to be carried hereunder to be terminated or lapse or expire without provision for adequate renewal or replacement thereof.

              6.07 Investments. Except as otherwise set forth on Schedule 6.07, make or permit to remain outstanding any loans or advances to or Investments in any Person, except that the foregoing restriction shall not apply to investments in direct obligations of the United States of America or any agency thereof or certificates of deposit issued by the Bank.

              6.08 Changes in Structure or Business. Consolidate or merge with or purchase (for cash or securities) all or a substantial part of the assets or capital stock of any corporation, firm, association or enterprise, or allow any such entity to be merged into the Borrower, or change the basic business operations of the Borrower.

              6.09 Changes in Management. Unless otherwise agreed to in writing by the Bank, Jay Chaffee shall remain as Chairman of NDE during the term of this Agreement.

              6.10 Limitation on Leases. Incur or otherwise become obligated to make payments on operating and capital leases not incurred in the ordinary course of business.

              6.11   Restricted Payments.  Except as provided on Schedule 6.11,
(A) declare or pay any dividend, (B) issue, purchase, redeem or otherwise acquire for value any of its outstanding stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of capital stock of Borrower, (C) return any capital to its stockholders, or (D) make any distribution of its assets to its stockholders as such provided, however, if no Event of Default or Unmatured Event of Default has occurred, Borrower may permit the accrual of obligations to pay dividends or other similar distributions to its stockholders, provided such obligations are fully subordinated to all of Borrower's obligations to the Bank or on terms acceptable to the Bank.

              6.12 Margin Stock. Neither the Borrower nor any Subsidiary will directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

              6.13 Payment of Subordinated Indebtedness. Make any payment of Subordinated Indebtedness principal unless Borrower's Consolidated Net Worth has increased during the period from December 31, 1996 to the end of the fiscal quarter immediately preceding the quarter in which such payment of Subordinated Indebtedness is proposed by an amount at least equal to 1.5 times the aggregate amount of all prior principal payments of Subordinated Indebtedness plus the amount of the proposed principal payment of Subordinated Indebtedness.

              6.14 Capital Expenditures Limitation. Beginning with the twelve-month period ending December 31, 1997, make Capital Expenditures in excess of $2,000,000 per calendar year.

                                  ARTICLE VII.

                               EVENTS OF DEFAULT

              7.01 Enumeration of Events of Default. Any of the following events shall be considered an Event of Default as that term is used herein:

              (a) Default shall be made by the Borrower in the payment of any installment of principal or interest (including, without limitation, any mandatory prepayment payable pursuant to Section 2.08 of this Agreement) on the Revolving Note, or Term Note, as applicable, or any other monetary obligation payable hereunder when due, and such default continues for more than five (5) days after the date that notice of such default is sent from the Bank to the Borrower;

              (b) Default shall be made by the Borrower in the due observance or performance of any affirmative covenant required in this Agreement, the Revolving Note, or Term Note, as applicable, or the Collateral Documents, or the Subordination Agreement, and such default is continuing thirty (30) days after the date that notice of such default is sent from the Bank to the Borrower;

              (c) Default shall be made by the Borrower in the due observance or performance of any negative covenant required in this Agreement, the Notes, the Collateral Documents or the Subordination Agreement;

              (d) Any representation or warranty herein made by the Borrower proves to have been untrue when made or deemed made in any respect material to the Borrower, or any representation, written statement (including Financial Statements), or certificate furnished or made by the Borrower to the Bank in connection herewith proves to have been untrue in any respect material to the Borrower as of the date the facts therein set forth were stated or certified;

              (e) Default shall be made by the Borrower (as principal or other surety) in payment or performance of any other evidence of Indebtedness for borrowed money owed to the Bank, or under any credit agreement, loan agreement or indenture, with or benefitting the Bank;

              (f) The Borrower (i) discontinues its usual business or applies for or consents to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, or (ii) files a voluntary petition commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief or other similar Law of the United States the State of Texas or any other jurisdiction, or (iii) makes a general assignment for the benefit of creditors, or (iv) is unable, or admits in writing its inability to pay its debts generally as they become due, or (v) files an answer admitting the material allegations of a petition filed against it in any case commenced under Title 11 of the United States Code or any reorganization, insolvency, conservatorship or similar proceeding under any bankruptcy, insolvency, debtor's relief or other similar Law of the United States, the State of Texas or any other jurisdiction;

              (g) An order, judgment or decree shall be entered against the Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief under Title 11 of the United States Code or under any bankruptcy, insolvency, debtor's relief or other similar Law of the United States, the Dominion of Canada, the State of Texas, or any other jurisdiction, approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets, and the failure to have such order, judgment or decree dismissed within thirty (30) days of its entry;

              (h) The Borrower has concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them; or has made or suffered a transfer of any of its property which may be fraudulent under any the Bankruptcy, fraudulent conveyance or similar Law; or has made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or has suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof;

              (i) The Borrower has failed to provide a certificate affirming the covenant under Section 6.13 at least five (5) Business Days prior to making such payment of Subordinated Indebtedness principal and/or has violated the covenant under Section 6.13;

              (j) The Borrower shall default in the payment of any Indebtedness in excess of $100,000; or

              (k) A final judgment shall be entered against Borrower in the amount of $100,000 or greater, which shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days of the entry thereof.

              7.02 Rights Upon Unmatured Event of Default. At any time that there exists an Unmatured Event of Default, any obligation of the Bank hereunder to make advances to or for the benefit of the Borrower shall be suspended unless and until the Bank shall reinstate the same in writing, the Unmatured Event of Default shall have been waived by the Bank or the relevant Unmatured Event of

Default shall have been remedied prior to ripening into an Event of Default.

              7.03 Rights Upon Default. Upon the happening of an Event of Default specified in Subsections 7.01 (f) or (g), the entire aggregate principal amount of all Indebtedness then outstanding hereunder and the interest accrued thereon shall automatically become immediately due and payable, and upon the happening of any other Event of Default, the Bank may declare the entire aggregate principal amount of all Indebtedness then outstanding hereunder and the interest accrued thereon immediately due and payable. In either case, the entire principal and interest shall thereupon become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate maturity or notice of acceleration of maturity) and without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, except as provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower.

              Upon the happening of any Event of Default, all obligations (if any) of the Bank hereunder, including specifically, but without limitation, any obligation to make Loans hereunder, shall immediately cease and terminate unless and until the Bank shall reinstate the same in writing.

              7.04   Remedies.  After any acceleration, as provided for in
Section 7.03, the Bank shall have, in addition to the rights and remedies given them by this Agreement and the Collateral Documents, all those allowed by all applicable Laws, including, but without limitation, the Uniform Commercial Code as enacted in any jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, the Bank may immediately, without demand of performance and without other notice (except as specifically required by this Agreement or the Collateral Documents) or demand whatsoever to the Borrower, all of which are hereby expressly waived, and without advertisement, sell at public or private sale or otherwise realize upon, in Harris County, Texas, or in any other place where the Collateral may be located, or in such other place or places as the Bank may designate, the whole or, from time to time, any part of the Collateral, or any interest which the Borrower may have therein. After deducting from the proceeds of sale or other disposition of the Collateral, all expenses (including all reasonable expenses for legal services), the Bank shall apply such proceeds toward the satisfaction of the Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable Laws. Notice of any sale or other disposition shall be given to the Borrower at least ten (10) Business Days before the time of any public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which the Borrower hereby agrees shall be reasonable notice of such sale or other disposition. The Borrower agrees to assemble, or to cause to be assembled, at its own expense, the Collateral at such place or places as the Bank shall designate. At any such sale or other disposition, the Bank may, to the extent permissible under applicable Laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part of the Borrower, which right is hereby waived and released. Without limiting the generality of any of the rights and remedies conferred upon the Bank under this paragraph, after any such acceleration the Bank may, to the full extent permitted by the applicable Laws:

              (A) Enter upon the premises of the Borrower (and, to the extent necessary in the judgment of the Bank, exclude therefrom the Borrower or any Affiliate thereof) and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction, using all necessary force to do so;

              (B) At the Bank's option, use, operate, manage, and control the Collateral in any lawful manner;

              (C) Collect and receive all rents, income, revenue, earnings, issues, and profits therefrom; and

              (D) Maintain, repair, renovate, alter, or remove the Collateral as the Bank may determine in their discretion.

              7.05 Right of Set-off. Upon the occurrence of any Event of Default, the Bank may, and is hereby authorized by the Borrower, at any time and from time to time, to the fullest extent permitted by applicable Laws, without advance notice to the Borrower (any such notice being expressly waived by the Borrower), set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any or all of the Obligations of the Borrower now or hereafter existing, whether or not such Obligations have matured and irrespective of whether the Bank may have exercised any other rights that they have or may have with respect to such Obligations, including, without limitation, any acceleration rights. The Bank agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 7.05 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

              8.01 Security Interests in Deposits and Right of Offset or the Banker's Lien. The Borrower hereby transfers, assigns and pledges to the Bank and/or grants to the Bank a security interest (as security for the payment and/or performance of the Obligations of the Borrower, with such interest of the Bank to be retransferred, reassigned and/or released by the Bank at the expense of the Borrower upon payment in full and/or complete performance by the Borrower of all such Obligations) and the right, exercisable at such time as any Obligations hereunder shall mature, whether by acceleration of maturity or otherwise, of offset or banker's lien against all funds or other property of the Borrower now or hereafter or from time to time on deposit with or in the possession of the Bank, including, without limitation, all certificates of deposit and other depository accounts.

              8.02 Survival of Representations, Warranties and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Notes and this Agreement and shall remain in force and effect so long as any debt is outstanding under the Notes, or any renewal or extension of this Agreement or the Notes, or the Bank remains obligated to make advances hereunder.

              8.03 Waiver of Rights. Borrower hereby expressly waives any and all rights or privileges of marshalling of assets, sale in inverse order of alienation, notices, appraisements, redemption and any prerequisite to the full extent permitted by applicable law, in the event of foreclosure of the lien or liens and/or security interests created by the Collateral Documents. Bank at all times shall have the right to release any part of the Collateral now or hereafter subject to the lien or security interest of any of the Collateral Documents, any part the proceeds of production or other income assigned or pledged, or any other security it now has or may hereafter have securing the Obligations, without releasing any other part of the Collateral, proceeds or income, and without affecting the liens or security interests described in the Collateral Documents as to the part or parts thereof not so released, or the right to receive future proceeds and income.

              8.04 Notices and Other Communications. Notices, requests and communications hereunder shall be in writing and shall be sufficient in all respects if delivered to the relevant address indicated below (including delivery by registered or certified United States mail, telex, telegram or hand):

              If to the Borrower:  NDE ENVIRONMENTAL CORPORATION
                                   8900 Shoal Creek Bldg. 200
                                   Austin, Texas  78757
                                   Attention: President
                                   Facsimile:  (512) 459-1459

              With a copy to:      NDE ENVIRONMENTAL CORPORATION
                                   712 Main Street, Suite 1700
                                   Houston, Texas  77002
                                   Attention: Jay Allen Chaffee
                                   Facsimile:  (713) 223-5379

              If to the Bank:      BANK ONE, TEXAS, N.A.
                                   910 Travis
                                   Houston, Texas 77002
                                   Attention: Charles Kingswell-Smith
                                   Facsimile:  (713) 751-7894

              With a copy to:      HUTCHESON & GRUNDY, L.L.P.
                                   1200 Smith, Suite 3300
                                   Houston, Texas 77002
                                   Attention: Michael L. Grove
                                   Facsimile:  (713) 951-2925

              Any party may, by proper written notice hereunder to the other, change the individuals or addresses to which such notices to it shall thereafter be sent.

              8.05 Parties in Interest. All covenants and agreements herein contained by or on behalf of the Borrower shall be binding upon the Borrower and its successors and assigns and inure to the benefit of the Bank and its successors and assigns.

              8.06 Renewals and Extensions. All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each and all promissory notes hereafter executed which in whole or in part represent a renewal, extension, amendment, modification or rearrangement of any part of the Indebtedness originally represented by the Notes.

              8.07 No Waiver by the Bank. No course of dealing on the part of the Bank, its officers or employees, nor any failure or delay by the Bank with respect to exercising any of its rights, powers or privileges under this Agreement, the Notes, the Collateral Documents, or any other instrument referred to herein or executed in connection with the Notes shall operate as a waiver thereof. The rights and remedies of the Bank under this Agreement, the Notes, the Collateral Documents, or any other instrument referred to herein or executed in connection with the Notes shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

              No advance of Loan proceeds hereunder shall constitute a waiver of any of the covenants or warranties of the Borrower contained herein or of any of the conditions to the Bank's obligation to make further advances hereunder. In the event that the Borrower is unable to satisfy any such covenant, warranty or condition, no such advance of Loan proceeds shall have the effect of precluding the Bank from thereafter declaring such inability to be an Event of Default as hereinabove provided.

              8.08 INDEMNIFICATION. THE BORROWER HEREBY RELEASES AND AGREES TO INDEMNIFY AND HOLD BANK AND ITS OFFICERS, EMPLOYEES, DIRECTORS AND AGENTS (COLLECTIVELY THE "BANK PARTIES") HARMLESS, FROM AND AGAINST ALL CLAIMS, DAMAGES, LIABILITIES AND EXPENSES, KNOWN OR UNKNOWN, ACCRUED AND UNACCRUED, INCLUDING LIABILITY RELATING TO THE BANK PARTIES' OWN NEGLIGENCE OR STRICT LIABILITY, UNLESS ATTRIBUTABLE TO THE BANK PARTIES' GROSS NEGLIGENCE OR WILFUL MISCONDUCT, THAT MAY NOW OR HEREAFTER BE ASSERTED AGAINST ANY OF THE BANK PARTIES IN CONNECTION WITH OR ARISING OUT OF ANY INVESTIGATION, LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

              8.09 GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

              8.10 Incorporation of Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are incorporated herein for all purposes and shall be considered a part of this Agreement.

              8.11 Survival Upon Unenforceability. In the event any one or more of the provisions contained in this Agreement, the Notes, the Collateral Documents, or in any other instrument referred to herein or executed in connection with the Notes shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof or of any other instrument referred to herein or executed in connection herewith.

              8.12 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Bank, the Borrower and no other Person shall have standing to require satisfaction of such provisions in accordance with their terms or be entitled to assume that the Bank will refuse to make advances in the absence of strict compliance with any or all thereof and any or all of such provisions may be freely waived in whole or in part by the Bank at any time if in its sole discretion it deems it advisable to do so.

              8.13 Amendments or Modifications. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

              8.14 Agreement Construed as an Entirety. This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights, powers, privileges, duties and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to said Articles or Sections.

              8.15 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural and likewise the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate, and specific enumeration shall not exclude the general, but shall be construed as cumulative.

              8.16 AGREEMENT SUPERSEDES ALL PRIOR AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE NOTES, THE COLLATERAL DOCUMENTS, AND ANY OTHER WRITTEN INSTRUMENTS EXECUTED PURSUANT TO THIS AGREEMENT REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

              8.17 Controlling Provision Upon Conflict. In the event of a conflict between the provisions of this Agreement and those of the Notes, the Collateral Documents or any other instrument referred to herein or executed in connection with the Notes, the provisions of this Agreement shall control; provided if any of the Collateral Documents contain any representations, warranties, or covenants of the Borrower that are in addition to or are more restrictive on the Borrower than those set forth in this Agreement, such additional or more restrictive representations, warranties, and covenants shall control.

              8.18 Time, Place and Method of Payments. All payments required pursuant to this Agreement or the Notes shall be made in immediately available funds; shall be deemed received by the Bank on the next Business Day following receipt if such receipt is after 2:00 p.m., on any Business Day, and shall be made at the principal banking quarters of the Bank.

              8.19 Non-Application of Chapter 15 of Texas Credit Code. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes, Article 5069-15) are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Collateral Documents or to the transactions contemplated hereby.

              8.20 Counterpart Execution. This Agreement may be executed as one instrument signed by all parties or in separate counterparts hereof, each of which counterparts shall be considered an original and all of which shall be deemed to be one instrument, and any signed counterpart shall be deemed delivered by the party signing it if sent to any other party hereto by electronic facsimile transmission.


              [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

              IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.


                                           BORROWER:

                                           NDE ENVIRONMENTAL CORPORATION


                                           By:  /s/ JAY ALLEN CHAFFEE
                                              ----------------------------------
                                              Jay Allen Chaffee
                                              Chairman of the Board

                                           TANKNOLOGY/NDE CORPORATION


                                           By:  /s/ JAY ALLEN CHAFFEE
                                              ----------------------------------
                                              Jay Allen Chaffee
                                              Chairman of the Board


                                           USTMAN INDUSTRIES, INC.


                                           By:  /s/ JAY ALLEN CHAFFEE
                                              ----------------------------------
                                              Jay Allen Chaffee
                                              Chairman of the Board


                                           PROECO, INC.


                                           By:  /s/ JAY ALLEN CHAFFEE
                                              ----------------------------------
                                              Jay Allen Chaffee
                                              Chairman of the Board


                                           TANKNOLOGY CANADA (1988) INC.


                                           By:  /s/ JAY ALLEN CHAFFEE
                                              ----------------------------------
                                              Jay Allen Chaffee
                                              President

                                           BANK:

                                           BANK ONE, TEXAS, N.A.


                                           By: /s/ CHARLES KINGSWELL-SMITH
                                               --------------------------------
                                               Charles Kingswell-Smith
                                               Vice President

                                 EXHIBIT "A-1"

                                 REVOLVING NOTE

$5,000,000.00                                                   October 25, 1996

       FOR VALUE RECEIVED, NDE ENVIRONMENTAL CORPORATION, a Delaware corporation, TANKNOLOGY/NDE CORPORATION, a Delaware corporation, PROECO, INC., a Delaware corporation, and TANKNOLOGY CANADA (1988) INC., a Canadian federal corporation, all of the foregoing having an address at 8900 Shoal Creek Bldg. 200, Austin, Texas 78757, and USTMAN INDUSTRIES, INC., a Delaware corporation, having an address at 12265 Bayaud Avenue, Lakewood, Colorado 80225 (collectively, "Borrower") unconditionally promise to pay to the order of BANK ONE, TEXAS, NATIONAL ASSOCIATION, (herein called "Bank"), at its offices at 910 Travis, Houston, Texas 77001, the principal sum of FIVE MILLION DOLLARS ($5,000,000.00) or, if less, the aggregate unpaid principal amount of all Loans (as defined in the Loan Agreement) made by the Bank to the Borrower pursuant to the Loan Agreement, as shown in the records of the Bank, outstanding on such date.

       The undersigned also promise to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Loan Agreement; provided, however, that in no event shall such interest exceed the Maximum Rate (as hereinafter defined).

       "Maximum Rate" means the Maximum Rate of non-usurious interest permitted from day to day by Applicable Law.

       "Applicable Law" means that law in effect from time to time and applicable to this Note which lawfully permits the charging and collection of the highest permissible lawful, non-usurious rate of interest on this Note, including laws of the State of Texas and laws of the United States of America. It is intended that Article 1.04, Title 79, Revised Civil Statutes of Texas, 1927, as amended (Article 5069-1.04, as amended, Vernon's Texas Civil Statutes) shall be included in the laws of the State of Texas in determining Applicable Law; and for the purpose of applying said Article 1.04 to this Note, the interest ceiling applicable to this Note under





                                                             ___________________
                                                             Borrower's Initials
said Article 1.04 shall be the indicated weekly rate ceiling from time to time in effect. The Borrower and the Bank hereby agree that Chapter 15 of Subtitle 3, Title 79, Revised Civil Statutes of Texas, 1925, as amended, shall not apply to this Note or the loan transaction evidenced by, and referenced in, the Loan Agreement (hereinafter defined) in any manner, including without limitation, to any account or arrangement evidenced or created by, or provided for in, this Note.

       In no event shall the aggregate of the interest on this Note, plus any other amounts paid in connection with the loan evidenced by this Note which would under Applicable Law be deemed "interest," ever exceed the maximum amount of interest which, under Applicable Law, could be lawfully charged on this Note. The Bank and the Borrower specifically intend and agree to limit contractually the interest payable on this Note to not more than an amount determined at the Maximum Rate. Therefore, none of the terms of this Note or any other instruments pertaining to or securing this Note shall ever be construed to create a contract to pay interest at a rate in excess of the Maximum Rate, and neither the Borrower nor any other party liable herefor shall ever be liable for interest in excess of that determined at the Maximum Rate, and the provisions of this paragraph shall control over all provisions of this Note or of any other instruments pertaining to or securing this Note. If any amount of interest taken or received by the Bank shall be in excess of the maximum amount of interest which, under Applicable Law, could lawfully have been collected on this Note, then the excess shall be deemed to have been the result of a mathematical error by the parties hereto and shall be refunded promptly to the Borrower. All amounts paid or agreed to be paid in connection with the indebtedness evidenced by this Note which would under Applicable Law be deemed "interest" shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of this Note.

       This Note is the Revolving Note referred to in and is entitled to the benefits of a certain Loan Agreement, dated as of October 25, 1996 (as the same may be amended, modified, supplemented, extended, rearranged and/or restated from time to time, the "Loan Agreement"), entered into by and among NDE Environmental Corporation, et al., as Borrower, and Bank One, Texas, National Association and secured by the Collateral Documents (as such term is defined in the Loan Agreement). Reference is hereby made to the





                                                             ___________________
                                                             Borrower's Initials

Loan Agreement for a statement of the prepayment rights and penalties and obligations of the Borrower, a description of the properties and assets mortgaged, encumbered and assigned, the nature and extent of the security and the rights of the parties to the Collateral Documents in respect of such security, and for a statement of the terms and conditions under which the due date of this Note may be accelerated. Upon the occurrence of any Event of Default as specified in the Loan Agreement, the principal balance hereof and the interest accrued hereon may be declared to be forthwith due and payable in accordance with the Loan Agreement, and any indebtedness of the holder hereof to the Borrower may be appropriated and applied hereon.

       In addition to and not in limitation of the foregoing, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all reasonable expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

       All parties hereto, whether as makers, endorsees, or otherwise, severally waive presentment for payment, demand, protest, notice of intent to accelerate, notice of acceleration and notice of dishonor.

       THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF TEXAS AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

                    EXECUTED this 25th day of October, 1996.


NDE ENVIRONMENTAL CORPORATION              TANKNOLOGY/NDE CORPORATION

By:                                        By:
   ------------------------------             ----------------------------------
   Jay Allen Chaffee                          Jay Allen Chaffee
   Chairman of the Board                      Chairman of the Board





                                                             ___________________
                                                             Borrower's Initials

                                           USTMAN INDUSTRIES, INC.


                                           By:
                                              ----------------------------------
                                              Jay Allen Chaffee
                                              Chairman of the Board

                                           PROECO, INC.


                                           By:
                                              ----------------------------------
                                              Jay Allen Chaffee
                                              Chairman of the Board

                                           TANKNOLOGY CANADA (1988) INC.


                                           By:
                                              ----------------------------------
                                              Jay Allen Chaffee
                                              President

                                 EXHIBIT "A-2"

                                   TERM NOTE

$6,000,000.00                                                   October 25, 1996

       FOR VALUE RECEIVED, NDE ENVIRONMENTAL CORPORATION, a Delaware corporation, TANKNOLOGY/NDE CORPORATION, a Delaware corporation, PROECO, INC., a Delaware corporation, and TANKNOLOGY CANADA (1988) INC., a Canadian federal corporation, all of the foregoing having an address at 8900 Shoal Creek Bldg. 200, Austin, Texas 78757, and USTMAN INDUSTRIES, INC., a Delaware corporation, having an address at 12265 Bayaud Avenue, Lakewood, Colorado 80225 (collectively, "Borrower") unconditionally promise to pay to the order of BANK ONE, TEXAS, NATIONAL ASSOCIATION, (herein called "Bank"), at its offices at 910 Travis, Houston, Texas 77001, the principal sum of SIX MILLION DOLLARS ($6,000,000.00).

       The undersigned also promise to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Loan Agreement; provided, however, that in no event shall such interest exceed the Maximum Rate (as hereinafter defined).

       "Maximum Rate" means the Maximum Rate of non-usurious interest permitted from day to day by Applicable Law.

       "Applicable Law" means that law in effect from time to time and applicable to this Term Note which lawfully permits the charging and collection of the highest permissible lawful, non-usurious rate of interest on this Term Note, including laws of the State of Texas and laws of the United States of America. It is intended that Article 1.04, Title 79, Revised Civil Statutes of Texas, 1927, as amended (Article 5069-1.04, as amended, Vernon's Texas Civil Statutes) shall be included in the laws of the State of Texas in determining Applicable Law; and for the purpose of applying said Article 1.04 to this Note, the interest ceiling applicable to this Note under said Article 1.04 shall be the indicated weekly rate ceiling from time to time in effect. The Borrower and the Bank hereby agree that Chapter 15 of Subtitle 3, Title 79, Revised Civil Statutes of Texas, 1925, as amended, shall





                                                             ___________________
                                                             Borrower's Initials
not apply to this Term Note or the loan transaction evidenced by, and referenced in, the Loan Agreement (herein defined) in any manner, including without limitation, to any account or arrangement evidenced or created by, or provided for in, this Term Note.

       In no event shall the aggregate of the interest on this Term Note, plus any other amounts paid in connection with the loan evidenced by this Term Note which would under Applicable Law be deemed "interest," ever exceed the maximum amount of interest which, under Applicable Law, could be lawfully charged on this Term Note. The Bank and the Borrower specifically intend and agree to limit contractually the interest payable on this Term Note to not more than an amount determined at the Maximum Rate. Therefore, none of the terms of this Term Note or any other instruments pertaining to or securing this Note shall ever be construed to create a contract to pay interest at a rate in excess of the Maximum Rate, and neither the Borrower nor any other party liable herefor shall ever be liable for interest in excess of that determined at the Maximum Rate, and the provisions of this paragraph shall control over all provisions of this Term Note or of any other instruments pertaining to or securing this Term Note. If any amount of interest taken or received by the Bank shall be in excess of the maximum amount of interest which, under Applicable Law, could lawfully have been collected on this Note, then the excess shall be deemed to have been the result of a mathematical error by the parties hereto and shall be refunded promptly to the Borrower. All amounts paid or agreed to be paid in connection with the indebtedness evidenced by this Note which would under Applicable Law be deemed "interest" shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of this Term Note.

       This Note is the Term Note referred to in and is entitled to the benefits of a certain Loan Agreement, dated as of October 25, 1996 (as the same may be amended, modified, supplemented, extended, rearranged and/or restated from time to time, the "Loan Agreement"), entered into by and among NDE Environmental Corporation, et al., as Borrower, and Bank One, Texas, National Association and secured by the Collateral Documents (as such term is defined in the Loan Agreement). Reference is hereby made to the Loan Agreement for a statement of the prepayment rights and penalties and obligations of the Borrower, a description of the properties and assets mortgaged, encumbered and assigned, the





                                                             ___________________
                                                             Borrower's Initials
nature and extent of the security and the rights of the parties to the Collateral Documents in respect of such security, and for a statement of the terms and conditions under which the due date of this Term Note may be accelerated. Upon the occurrence of any Event of Default as specified in the Loan Agreement, the principal balance hereof and the interest accrued hereon may be declared to be forthwith due and payable in accordance with the Loan Agreement, and any indebtedness of the holder hereof to the Borrower may be appropriated and applied hereon.

       In addition to and not in limitation of the foregoing, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all reasonable expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this Term Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

       All parties hereto, whether as makers, endorsees, or otherwise, severally waive presentment for payment, demand, protest, notice of intent to accelerate, notice of acceleration and notice of dishonor.

       THIS TERM NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF TEXAS AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

                EXECUTED this 25th day of October, 1996.


NDE ENVIRONMENTAL CORPORATION              TANKNOLOGY/NDE CORPORATION


By:                                        By:
   ------------------------------             ----------------------------------
   Jay Allen Chaffee                          Jay Allen Chaffee
   Chairman of the Board                      Chairman of the Board

                                           USTMAN INDUSTRIES, INC.


                                           By:
                                              ----------------------------------
                                              Jay Allen Chaffee
                                              Chairman of the Board





                                                             ___________________
                                                             Borrower's Initials

                                           PROECO, INC.


                                           By:
                                              ----------------------------------
                                              Jay Allen Chaffee
                                              Chairman of the Board

                                           TANKNOLOGY CANADA (1988) INC.


                                           By:
                                              ----------------------------------
                                              Jay Allen Chaffee
                                              President

                                  EXHIBIT "B"

                             Compliance Certificate

              I, the _____________________________ of NDE ENVIRONMENTAL
CORPORATION (the "Company"), pursuant to Section 5.05 of the Loan Agreement dated as of October 25, 1996, by and among BANK ONE, TEXAS, N.A. ("Bank") and the Company (the "Agreement") do hereby certify, as of the date hereof, that to my knowledge:

       1. No Event of Default (as defined in the Agreement) has occurred and is continuing, and no Unmatured Event of Default (as defined in the Agreement) has occurred and is continuing except for the following events (include actions taken to cure such situations):


              ------------------------------------------------------

              ------------------------------------------------------

              ------------------------------------------------------

              ------------------------------------------------------

              ------------------------------------------------------
                                                                    ;
              ------------------------------------------------------


       2. No material adverse change has occurred in the condition, financial or otherwise, of the Company since ________________;

       3. Except as otherwise stated in the Schedule, if any, attached hereto, each of the representations and warranties of the Company contained in Article IV of the Agreement is true and correct in all respects; and

       4. The Company's financial condition for the month ending __________ is as follows:


=====================================================================================================================
             Financial Covenant                   Time Period              Required Ratio             Actual Ratio
=====================================================================================================================
  (a) Net Worth                                  Term of Loan           Not less than 90% of
                                                                       Consolidated Net Worth
                                                                         at the time of the
                                                                      Initial Advance plus 70%
                                                                      of Borrower's Net Income
                                                                       (if positive) 100% of
                                                                         any equity issued
---------------------------------------------------------------------------------------------------------------------
  (b) Capital Expenditures                       Term of Loan         Not more than $2,000,000
                                                                      for the current calendar
                                                                                year
---------------------------------------------------------------------------------------------------------------------
  (c) Debt Service Coverage Ratio                Term of Loan         Not less than 1.5 to 1.0
---------------------------------------------------------------------------------------------------------------------
  (d) Adjusted Liabilities to                    Term of Loan            Through 12/31/96:
      Adjusted Net Worth                                               not more than 2.25 to
                                                                                1.0

                                                                         1/1/97 - 12/31/97:
                                                                       not more than 1.75 to
                                                                                1.0

                                                                         1/1/98 - 12/31/98:
                                                                       not more than 1.25 to
                                                                                1.0

                                                                          After 12/31/98:
                                                                      not more than 1.0 to 1.0
=====================================================================================================================



This certificate is executed this ___ day of ___________ 199__.


                                        NDE ENVIRONMENTAL CORPORATION



                                        ---------------------------------------
                                        By:
                                            -----------------------------------
                                        Its:
                                             ----------------------------------

                                  EXHIBIT "C"

                           BORROWING BASE CERTIFICATE

              I, the _____________________________ of NDE ENVIRONMENTAL
CORPORATION (the "Company"), pursuant to Section 2.06 of the Loan Agreement dated as of October 25, 1996, by and among BANK ONE, TEXAS, N.A. ("Bank"), the Company (the "Agreement") do hereby certify, as of the date hereof, that to my knowledge:

              1. The Borrowing Base calculated pursuant to the Agreement effective as of ____________, 199__, is $___________.

              2. The Borrowing Base stated in paragraph 1 hereof is the lesser of (a) $5,000,000.00, or (b) seventy-five per cent (75%) of Eligible Accounts of the Company.

              3. The Eligible Accounts of the Company total $_________, which is comprised of the following components:

              a.     Total of Accounts meeting the following criteria:
                     $___________

                     (1) The Account arose from a bona fide outright sale of Goods by the Company or from bona fide services performed by the Company, and such Goods have been shipped to the appropriate account debtors or their designees (or the sale has otherwise been consummated), or the services have been performed for the appropriate account debtors;

                     (2) The Account is based upon an enforceable order or contract, written or oral, for Goods shipped or held or for services performed, and the same were shipped, held, or performed in accordance with such order or contract;

                     (3) The title of the Company to the Account and, except as to the account debtor, to any Goods is absolute and is not subject to any prior assignment, claim, lien, or security interest, except Permitted Liens;

                     (4) The amount shown on the books of the Company and on any invoice or statement delivered to the Bank is owing to the Company; and

                     (5) The account debtor has not returned or refused to retain, or otherwise notified the Company of any dispute concerning, or claimed nonconformity of, any of the Goods or services from the sale of which the Account arose;

              b.     Minus the sum of:

                     (1) $____________ for any claim of reduction, counterclaim, set-off, recoupment, or any claim for credits, allowances, or adjustments by the account debtor of any of the foregoing Accounts, because of returned, inferior, or damaged Goods or unsatisfactory services, or for any other reason;

                     (2) $____________ for any partial payment that has been made on any of the foregoing Accounts by anyone;

                     (3) $____________ for any part of any of the foregoing Accounts that is due and payable more than thirty (30) days from the date of the invoice therefor;

                     (4) $____________ for any part of any of the foregoing Accounts is more than ninety (90) days past due or is outstanding more than one hundred twenty (120) days from the date of the invoice therefore;

                     (5) $____________ for any of the foregoing Accounts that arise out of a contract with, or order from, an account debtor that, by its terms, forbids or makes void or unenforceable the assignment by the Company to the Bank of the Account arising with respect thereto;

                     (6) $____________ for the amount or value of any note, trade acceptance, draft, or other Instrument with respect to, or in payment of, any of the foregoing Accounts, or any Chattel Paper with respect to the Goods giving rise to any such Account, unless, if any such Instrument or Chattel Paper has been received, the

              Company has notified the Bank and, at the Banks's request, has endorsed or assigned and delivered the same to the Bank;

                     (7) $____________ for any Account payable by an account debtor as to which the Company has received any notice of the death of the account debtor or a partner thereof; or of the dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, the account debtor;

                     (8) $____________ for any Account payable by an account debtor that is a Subsidiary or other Affiliate of the Company;

                     (9) $____________ for any Account payable by an account debtor whose principal place of business is outside of the United States of America, its territories and possessions;

                     (10) $____________ for the aggregate amount of all Accounts owed by any account debtor as to which more than 15% of such account debtor's aggregate Account total is more than ninety
              (90) days past due or is outstanding more than one hundred twenty
              (120) days from the date of the invoice therefore;

                     (11) $____________ for any Account insofar as such Account constitutes more than twenty-five percent (25%) of the aggregate total of Eligible Accounts in (a) hereinabove; and

                     (12) $____________ for any Account that Bank has given notice to Company that the Bank has deemed such Account ineligible (i) because of a reasonable uncertainty about the creditworthiness of the account debtor; or (ii) because the Bank otherwise reasonably considers the collateral value thereof to the Bank to be impaired or its ability to realize such value to be insecure.

              4. The worksheet used to calculate the Borrowing Base is attached as Exhibit "A".

              This certificate is executed this ___ day of ____________ 199__.


                                           NDE ENVIRONMENTAL CORPORATION


                                           By:
                                              ----------------------------------
                                           Its:
                                               ---------------------------------

                                 EXHIBIT "D-1"

                        SUBSTANCE OF OPINION OF COUNSEL
                             Baker & Botts, L.L.P.

       (1) The Borrower and the Subsidiaries are corporations duly organized, existing, and in good standing under the Laws of their respective states of incorporation [naming such states] and are qualified to transact business and are in good standing in those states where the nature of business or property owned by them requires qualification, as set forth in Schedule 4.01, attached hereto and made a part hereof, and, to the knowledge of such counsel, are not required to be qualified as a foreign corporation in any other jurisdiction;

       (2) The Borrower has the power to execute and deliver this Agreement, to borrow money hereunder, to grant the Collateral required hereunder, to execute and deliver the Note, and Collateral Documents, and to perform its obligations hereunder and thereunder;

       (3) All corporate actions by the Borrower and all consents and approvals of any Persons necessary to the validity of this Agreement, the Note, the Collateral Documents, and each other document to be delivered hereunder have been duly taken or obtained, and this Agreement, Note, and Collateral Documents, and such other documents do not conflict with any provision of the charter or by-laws of the Borrower, or of any applicable Laws, or any other agreement binding the Borrower or its property of which, after reasonable inquiry, such counsel has knowledge;

       (4) This Agreement, the Note, and Collateral Documents to be delivered hereunder have been duly executed by, and each is a valid and binding obligation of, the Borrower; each of the foregoing documents is in all respects sufficient to achieve its purported function and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally or by general equitable principles; and

       (5) The Pledged Stock constitutes all of the issued and outstanding capital stock of the respective issuers thereof, and all of the Pledged Stock has been duly issued and is fully paid and nonassessable.

                                 EXHIBIT "D-2"

                        SUBSTANCE OF OPINION OF COUNSEL
                 Banc One Capital Corporation Legal Department

       (1) The Subordinated Lender (as identified in the Subordination Agreement) has the power to execute and deliver the Subordination Agreement, and to perform its obligations thereunder;

       (2) All corporate actions by the Subordinated Lender and all consents and approvals of any Persons necessary to the validity of the Subordination Agreement and any document to be delivered thereunder have been duly taken or obtained, and the Subordination Agreement, and such other documents, do not conflict with any provision of the charter or by-laws of the Subordinated Lender, or of any applicable Laws, or any other agreement binding the Subordinated Lender or its property of which, after reasonable inquiry, such counsel has knowledge;

       (3) The Subordination Agreement to be delivered hereunder has been duly executed by, and is a valid and binding obligation of, the Subordinated Lender (as defined therein); is in all respects sufficient to achieve its purported function; and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally or by general equitable principles.

                                  EXHIBIT "E"

                                 MONTHLY REPORT

                                  EXHIBIT "F"

                           FORM OF LANDLORD'S WAIVER

                               LANDLORD'S WAIVER


STATE OF ______________     )
                            )
COUNTY OF _____________     )


       WHEREAS, ____________________________, a _____________________
("Landlord"), whose address is ___________________________________,
____________________________, is the owner of real property located at
________________________________________________________________ which is more particularly described on Annex "A" attached hereto (the "Premises").

       WHEREAS, Landlord has leased the Premises to _______________, a _____________________ ("Tenant"), whose address is ______________
__________________________________________________________________.

       WHEREAS, Tenant has granted BANK ONE, TEXAS, N.A., ("Lender") a first priority security interest in certain property that may from time to time be located in and on the Premises as security for any and all loans and other extensions of credit that Lender may make to Tenant from time to time.

       WHEREAS, Lender is willing to make such loans and extensions of credit if Landlord waives any and all claims, demands, and rights that Landlord may have or hereafter acquire with respect to such property.

       NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord agrees as follows:

       1. Landlord hereby waives and releases in favor of Lender any and all liens, security interests, claims, demands, causes of action, actions, and other rights, however arising, including, without limitation, the right to levy, distrain, sue, execute, or sell for unpaid rent or other indebtedness of Tenant to Landlord, which Landlord now has or may hereafter acquire with respect to property of Tenant now or hereafter located in or on the Premises (regardless of whether such property is now owned or hereafter acquired by Tenant), including without limitation, all of Tenant's machinery, equipment, furniture, fixtures, inventory, goods, and merchandise and all additions, replacements, and substitutions therefor, and all proceeds thereof located in or on the Premises (collectively, the "Property").

       2. Landlord agrees that Lender, through its authorized representatives or agents, may enter upon the Premises at any time and from time to time for the purpose of inspecting, repairing, removing, or conducting a sale or sales of any or all of the Property. Landlord further agrees that Lender shall have no obligation or liability to Landlord except for gross negligence or willful misconduct on the part of Lender.

       3. Landlord represents and warrants to Lender that Tenant has complied with all obligations owed to Landlord by Tenant, including, without limitation, the payment of rent. Landlord agrees to give Lender prompt written notice of the occurrence of any condition or event which, with the giving of notice or passage of time or both, would permit Landlord to terminate any lease by Tenant of all or any part of the Premises or accelerate any rent due thereunder.

       4. This Landlord's Waiver shall be governed by and construed in accordance with the laws of the State of Texas. This Landlord's Waiver shall be binding upon Landlord and its successors and assigns.

       IN WITNESS WHEREOF, Landlord has executed this Landlord's Waiver as of the ____ day of _________________________, 199_.



                                           LANDLORD
                                           --------




                                           -------------------------------------
                                           By:
                                               ---------------------------------
                                           Its:
                                                --------------------------------

AFTER RECORDATION, RETURN TO:

James Lewis Connor, III
Hutcheson & Grundy, L.L.P.
1200 Smith Street, Suite 3300
Houston, Texas 77002

                           INDIVIDUAL ACKNOWLEDGMENT

STATE OF ______________     )
                            )
COUNTY OF ______________    )

       This instrument was acknowledged before me on the ____ day of _____________________, 199__, by _________________________________.



                                           -------------------------------------
                                           Printed Name:
                                                         -----------------------
                                           Notary Public, State of
                                                                   -------------
                                           My Commission Expires:
                                                                  --------------


                            CORPORATE ACKNOWLEDGMENT

STATE OF ______________     )
                            )
COUNTY OF ______________    )

       This instrument was acknowledged before me on the ____ day of _____________________, 199__, by _________________________________, the
__________________ of ______________________, on behalf of said corporation.



                                           -------------------------------------
                                           Printed Name:
                                                         -----------------------
                                           Notary Public, State of
                                                                   -------------
                                           My Commission Expires:
                                                                  --------------


                           PARTNERSHIP ACKNOWLEDGMENT

STATE OF ______________     )
                            )
COUNTY OF ______________    )

       This instrument was acknowledged before me on the ____ day of _____________________, 199__, by _________________________________, the
__________________ of ______________________, on behalf of said partnership.



                                           -------------------------------------
                                           Printed Name:
                                                         -----------------------
                                           Notary Public, State of
                                                                   -------------
                                           My Commission Expires:
                                                                  --------------